EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 4, 2013 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to
the U.S. Securities and Exchange Commission for the fiscal year ended
March 31, 2013

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

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Table of Contents

Foreign Exchange	4

Summary	5

Québec	8
Overview	8
Constitutional Framework	8
Government	9
Native Peoples	10

Economy	12
Economic Developments in 2012	12
Northern Development	13
Economic Structure	15
Free Trade Agreements	22

Government Finances	24
Financial Administration	24
2012-2013 Preliminary Results	28
2013-2014 Forecast - March 2013 Update on Québec’s Economic and Financial Situation	28
New Accounting Standard for Transfer Payments	29
Economic Assumptions	30
General Fund Revenue	31
General Fund Expenditure	34
Government Employees and Collective Unions	36
Consolidated Non-Budgetary Transactions	37

Government Enterprises and Agencies	39
Enterprises Included in the Government’s Reporting Entity	41
Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity	44

Public Sector Debt	45
Government Debt	46
Guaranteed Debt	49
Funded Debt of the Municipal Sector and Other Institutions	50
Government’s Commitments	51

Where You Can Find More Information	52

Forward-Looking Statements	53
Supplementary Information	54

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2009	2010	2011	2012	2013	(1)
United States Dollar	1.1420	1.0299	0.9891	0.9996	1.0131
Japanese Yen	0.0122	0.0118	0.0124	0.0125	0.0107
Swiss Franc	1.0505	0.9896	1.1187	1.0662	1.0816
Pound Sterling	1.7804	1.5918	1.5861	1.5840	1.5618
New Zealand Dollar	0.7193	0.7430	0.7824	0.8098	0.8460
Mexican Pesos	0.0845	0.0816	0.0798	0.0760	0.0812
Australian Dollar	0.8969	0.9470	1.0206	1.0353	1.0420
Euro	1.5855	1.3661	1.3767	1.2850	1.3294
Hong Kong Dollar	0.1473	0.1326	0.1271	0.1289	0.1306

(1)     Monthly average through the end of May 2013.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2013” and “2012-2013” refer to the fiscal year ended March 31, 2013, and, unless otherwise indicated, “2012” means the calendar year ended December 31, 2012. “Fiscal 2014” and “2013-2014” refer to the fiscal year that will end on March 31, 2014. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

(dollar amounts in millions, unless otherwise specified)

	2008	2009	2010	2011	2012
GDP at current market prices	314,135	316,276	330,400	345,842	357,522
% change - GDP in chained 2007 dollars(1)	1.4%	-0.5%	2.5%	1.9	1.0%
Personal income	254,086	257,115	264,683	276,031	285,305
Capital expenditures	60,118	58,858	63,098	64,451	71,048
International exports of goods	70,760	58,049	59,200	63,623	63,570
Population at July 1 (in thousands)	7,751	7,826	7,905	7,978	8,055
Unemployment rate	7.2%	8.5%	8.0%	7.8%	7.8%
Consumer Price Index – % change	2.1%	0.6%	1.2%	3.0%	2.1%
Average exchange rate (US$ per C$)	0.94	0.88	0.97	1.01	1.00

Consolidated Financial Transactions(2)

Fiscal year ending March 31

(dollar amounts in millions)

	2010	2011	2012	Preliminary Results 2013	(3)	Forecast 2014
General Fund
Own-source revenue	44,129	47,225	50,272	52,942		55,684
Federal transfers(4)	15,161	15,425	15,243	15,710	(5)	16,425	(5)
Total revenue	59,290	62,650	65,515	68,652		72,109
Program spending	(58,215)	(59,978)	(61,503)	(62,642)		(63,825)
Debt service	(6,240)	(7,084)	(7,348)	(7,822)		(8,516)
Total expenditure	(64,455)	(67,062)	(68,851)	(70,464)		(72,341)
Net results of General Fund	(5,165)	(4,412)	(3,336)	(1,812)		(232)
Net results of consolidated entities(6)	2,225	2,022	1,548	1,298		1,485
Contingency reserve	–	–	–	(50)		(200)
Extraordinary loss – Closure of Gentilly-2	–	–	–	(1,876)		–
Surplus (deficit) within the meaning of the public accounts	(2,940)	(2,390)	(1,788)	(2,440)		1,053
Deposits of dedicated revenues in the Generations Fund(7)	(725)	(760)	(840)	(936)		(1,053)
Stabilization reserve(8)	433	–	–	–		–
Accounting modifications	58	–	–	–		–
Exclusion of extraordinary loss – Closure of Gentilly-2	–	–	–	1,876		–
Consolidated budgetary balance within the meaning of the Balanced Budget Act	(3,174)	(3,150)	(2,628)	(1,500)	(9)	–

Deposit of dedicated revenues in the Generations Fund	725	760	840	936	1,053
Extraordinary loss – Closure of Gentilly-2	–	–	–	(1,876)	–
Consolidated budgetary balance	(2,449)	(2,390)	(1,788)	(2,440)	1,053
Non-budgetary transactions	(1,982)	(1,764)	(3,753)	(3,587)	(1,178)
Net financial requirements	(4,431)	(4,154)	(5,541)	(6,027)	(125)

Funded Debt of Public Sector (net of sinking fund balances) As of March 31

(dollar amounts in millions) (10)

	Unadjusted 2009	(11)	2010	2011	2012	Preliminary results 2013
Government Funded Debt
Borrowings – Government	124,549		126,731	139,158	150,380	158,890
Borrowings – to finance Government Enterprises	221		217	855	1,009	1,182
Government Guaranteed Debt(12)	36,668		36,385	37,723	38,514	39,631
Municipal Sector Debt	18,639		19,538	20,307	20,719	21,820
Other Institutions(13)	931		1,055	1,009	929	929
Public Sector Funded Debt(14)	181,008		183,926	199,052	211,551	222,452
Per capita ($)	23,353		23,502	25,181	26,517	27,617
As a percentage of(15)
GDP	57.6%		58.2%	60.2%	61.2%	62.2%
Personal income	71.2%		71.5%	75.2%	76.6%	78.0%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)	The categories set forth reflect the presentation of the 2013-2014 Budget tabled in November 2012.
(3)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, which was released on March 28, 2013. These preliminary results are subject to change.

(4)	Federal transfers are presented on an accrual basis.
(5)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST).

(6)

The results of the consolidated entities also include those of the special funds and the Generations Fund, which are entities of the Consolidated Revenue Fund. The results of the consolidated entities also include the impact of consolidation adjustments.

(7)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(8)	A negative amount indicates an allocation to the reserve and a positive amount indicates a use of the reserve.
(9)

This amount excludes the accounting impact of approximately $1.9 billion stemming from Hydro-Québec’s extraordinary loss relating to the closure of the Gentilly-2 nuclear power plant. To exclude this amount, a legislative amendment to the Balanced Budget Act has been tabled to the National Assembly.

(10)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts
(11)	The figures for Fiscal 2009 have not been restated for the line-by-line consolidation of the results of the health and social services and education networks with those of the Government.
(12)	Represents debt of Hydro-Québec.
(13)

The figures for Fiscal 2009 have not been restated on a line-by-line consolidated basis. Figures for Fiscal 2010 to Fiscal 2013 represent debt of the universities other than the Université du Québec and its constituents.

(14)	Includes debt covered by the Government’s commitments (see “Public Sector Debt – Government’s Commitment”).
(15)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Québec

Nunavut
Détroit d'Hudson
Kangiqsujuaq
Nunavik Nickel
Baie d'Ungava
Kuujjuaq
Baie d'Hudson
Mer du Labrador
Kuujjuarapik
Schefferville
Baie James
Radisson
La Grande Rivière
Churchill
Renard
Fermont
Matoush
Fire Lake
Tracé de 1927 du Conseil privé (non définitif)
Projet La Romaine
Manicouagan
Matagami
Havre-Saint-Pierre
Sept-Îles
Bachelor
Anita
Amos
Baie-Comeau
Terre-Neuve-et-Labrador
Rouyn-Noranda
Saint-Félicien
Matane
Gaspé
Val-d'Or
Saguenay
Fleuve Saint-Laurent
Mont-Joli
Golfe du Saint-Laurent
La Tuque
La Pocatière
Québec
Île-du-Prince-Édouard
Nouveau-Brunswick
Trois-Rivières
Bécancour
Ontario
Hull
Windsor
États-Unis
Nouvelle-Écosse
Océan Atlantique
Bromont
0
200 km
Mirabel
Varennes
Montréal
Longueuil
Vaudreuil-Dorion
Beauharnois

Economic Activities

- Airport
- Aluminum
- Electricitie
- Electronics
- Mine
- Port
- Chemical Products
- Forestry Products
- Transport

Boundaries

- Northern boundary of the boreal forest
- Southern boundary of the area covered by Northern Territory

Borders

- International border
- Interprovincial border
- Québec – Newfoundland and Labrador border (non-definitive)

© Gouvernement du Québec, 2013

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,667,441 square kilometers or 643,803 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.1 million, representing 23.1% of the population of Canada, as of January 2013). The population of Québec increased on average by 0.9% per year since 2008. In the same period, the population of Canada increased on average by 1.2%.

Québec has a modern, developed economy, in which the service sector contributed 76.3%, the manufacturing industry 14.1%, the construction industry 6.7% and the primary sector 2.9% of real GDP at basic prices in chained 2007 dollars in 2012. Québec real GDP represented 19.7% of Canada’s real GDP in 2012. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.6% of the electricity produced in Canada in 2012.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of container handling and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each province has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits.  Each province also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, all other matters of a purely local or private nature in its province. Additionally, each province has the exclusive authority to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces.  It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defence, naturalization and aliens, postal service, navigation and shipping and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula and no longer through enactments of the Parliament of the United Kingdom.  The Constitution Act also includes various modifications to the Constitution.  The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of

Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti québécois, whose objective is the sovereignty of Québec, formed the Government from September 1994 to April, 2003. In September 1995,  the Parti québécois tabled in the National Assembly a Bill entitled An Act respecting the future of Québec (the “Bill”), which described how Québec would proclaim its sovereignty and provided that a formal offer to Canada of a treaty of economic and political partnership must precede such a proclamation.  In October 1995, in a referendum proposing that Québec become sovereign in accordance with the provisions of the Bill, a slight majority of Québec citizens (50.6%) voted against the proposition. The Bill was consequently never debated in the National Assembly. The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada in which Québec did not participate, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing constitutional framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate in accordance with constitutional principles, and Québec would also have to negotiate in accordance with such principles; and (iv) if Québec were to so negotiate but faced unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

The Québec Liberal Party, a federalist party, formed the Government from April 2003 to September 2012. It now forms the Official Opposition in the National Assembly.

Following the last general election held on September 4, 2012, the Parti québécois formed a minority government. The Parti québécois has stated in its election platform that a referendum on sovereignty could be held at a moment deemed appropriate. However, a referendum could only be held if approved by a majority of elected members of the National Assembly. The Parti québécois has stated that, in the meantime, the Government intends to fully occupy its areas of jurisdiction and to negotiate the transfer of certain federal constitutional powers to Québec, notably in the areas of culture, communications and unemployment insurance.

Government

Legislative power in Québec is exercised by the National Assembly and the Lieutenant Governor (the Parliament). The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres).  The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 54 members of the Parti québécois, 50 members of the Québec Liberal Party, 19 members of the Coalition avenir Québec and 2 members of Québec solidaire. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister or following the Government’s defeat on a vote of no confidence. In any event, the mandate of the current Government may not extend beyond September 2017.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and to obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution. Taken as a whole, aboriginal people are claiming $6.1 billion in damages and interest through these actions.

Included among these legal actions are three claims for damages and interest filed as part of efforts to contest the validity of a provision of the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

❑                      In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Quebec (Superior Court, no 500-17-018685-035)) (Betsiamites II), which was filed in December 2003, the Innu First Nation of Betsiamites (the “Betsiamites”) is claiming the invalidity of the provisions of the James Bay and Northern Quebec Native Claims Settlement Act, S.C. 1977, c. 32, and of the Act respecting the agreement concerning James Bay and Northern Québec, S.Q. 1976, c. 46 that are alleged to have infringed on the ancestral rights of the Betsiamites, by extinguishing their rights over the territory covered by the JBNQA. The Betsiamites also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and $75 million in compensation for loss of enjoyment of such rights for more than 25 years. Alternatively, they claim $250 million as fair compensation in the event the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec intend to contest this claim.

❑                       The second action concerns the community of Uashat-Maliotenam (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, no 200-17-004196-036)) (Uashat II). In this action, also filed in December 2003, representatives of the Innus of Takuikan instituted an action seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However, on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. Québec and Hydro-Québec intend to contest this claim.

❑                       The third action was filed in December 2003 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec and the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-018678-030)). The Atikamekw are asking the Court to declare that the Native Claims Settlement Act, which implements the JBNQA, did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and that is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. The parties are currently negotiating to find a settlement.

Three other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

❑                       In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec , the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-05-039472-988) (Betsiamites I), the Betsiamites are seeking judicial recognition of their aboriginal title and ancestral rights over a certain area of  land in Quebec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydro-electric facilities are located. In addition, the Betsiamites are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-Québec be ordered to turn over to the Betsiamites a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Betsiamites reinstated the legal action. By amendment, the Betsiamites attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million. The motion for amendment was denied by the Québec Superior Court in July 2010 and the Québec Court of Appeal in February 2011. Québec and Hydro-Québec intend to contest this claim.

❑                       The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada (Superior Court, no 500-17-028743-055)) (Betsiamites IV) was filed by the Betsiamites in December 2005. This action covers the portion of the traditional territory they claim (50,000 km2 of 138,000 km2) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement (TSFMA) on the traditional territory claimed by the Betsiamites. In this lawsuit, the Betsiamites seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Betsiamites. Lastly, the Betsiamites are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Betsiamites amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec intends to contest this claim.

❑                       In the third action, the Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-050868-093) seeking an interlocutory injunction regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project. Construction of this project began in 2009 and the commissioning of the first generating station is presently scheduled for late 2014. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims. This agreement, which was likely to result in the discontinuance of proceedings, was submitted to the members of the Uashaunnuat for approval in a referendum held April 15, 2011. The members voted 59.2% against the draft agreement. During the summer of 2011, negotiations were held between Québec and the Uashaunnuat leading to a new relationship agreement stipulating, among other measures, the construction of a multi-purpose training centre funded entirely by Québec and administered by the community, as well as the creation of an economic and community development fund.  On September 30, 2011, the members of the Uashaunnuat voted in the second referendum to refuse ratification of the agreement in principle with Hydro-Québec, as well as the new relationship agreement with Québec, by a majority of 54%. While discussions between the parties are ongoing to settle the dispute, Québec and Hydro-Québec intend to contest this claim.

In December 1996, Philomène and George McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-027983-962)) (Uashat I). The territory claimed covers roughly 1,600 km2 and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained inactive from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont, Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and raising the land area on which ancestral rights and aboriginal title are claimed from 1,600 km2 to 16,679 km2. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2012

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2007 dollars (“real GDP”), as published in the National Economic Accounts on February 28, 2013, increased at a rate of 1.8% in 2012, compared with 2.6% in 2011. This increase was mainly attributable to residential investment and business non-residential investment. Final domestic demand increased by 1.9% in 2012, compared to 2.7% in 2011. Real consumer spending increased by 1.9% in 2012, compared to 2.4% in 2011. International exports increased by 1.6% in volume and by 1.2% in value in 2012 compared with increases of 4.6% and 11.8%, respectively, in 2011. International imports increased by 2.9% in volume and by 3.7% in value in 2012 compared with increases of 5.8% and 9.2%, respectively, in 2011.

Real non-residential investment increased by 2.4% in 2012, the result of a 5.6% decrease in the government sector and a 5.1% increase in the business sector. Residential investment increased by 5.8% in 2012, due to a 10.8% increase in housing starts. Government expenditure on goods and services increased by 0.4% in 2012.

The Consumer Price Index (“CPI”) increased by 1.5% in 2012. Overall employment increased by 1.2% in 2012, while the unemployment rate decreased to 7.2% from 7.4% in 2011.

Québec. Real GDP, as published in the Québec Economic Accounts on March 26, 2013, increased at a rate of 1.0% in 2012, compared to an increase of 1.9% in 2011. Final domestic demand increased by 1.8% in real terms in 2012, compared to a 2.4% increase in 2011. Real consumer spending increased by 1.1% in 2012, compared to 2.3% in 2011. International exports increased by 0.7% in volume and by 0.9% in value in 2012, compared with a decrease of 4.5% in volume and an increase of 4.1% in value in 2011. International imports increased by 1.1% in volume and by 0.4% in value in 2012, compared with increases of 4.2% in volume and 9.3% in value in 2011.

The value of non-residential investment increased by 12.4% in 2012, the result of a 10.1% increase in the public sector and a 14.4% increase in the private sector. The value of residential investment increased by 6.1% in 2012.

The CPI increased by 2.1% in 2012. Overall employment increased by 0.8% in 2012 while the unemployment rate remained stable at 7.8%.

Northern Development

The Northern Territory covers nearly 1.2 million square kilometers and accounts for 72 % of Québec’s geographic area. A variety of mineral resources are to be found there, including gold, iron and rare earths, as well as clean and renewable energy resources.

The Government is continuing existing efforts to develop the Northern Territory’s natural resources. Over the next five years, the Government intends to invest approximately $1 billion to support large-scale strategic investment projects, including roads, social housing, municipal infrastructure and national parks.

Table 1

Main Economic Indicators of Québec(1)

(dollar amounts in millions, except for per capita amounts)

	2008	2009	2010	2011	2012	Compound Annual Rate of Growth 2008-2012
GDP
At current market prices	314,135	316,276	330,400	345,842	357,522
	2.6%	0.7%	4.5%	4.7%	3.4%	3.1%
In chained 2007 dollars	310,687	309,043	316,724	322,690	326,061
	1.4%	-0.5%	2.5%	1.9%	1.0%	1.3%
Per capita	40,086	39,490	40,066	40,448	40,481
	0.6%	-1.5%	1.5%	1.0%	0.1%	0.3%
Personal income	254,086	257,115	264,683	276,031	285,305
	3.9%	1.2%	2.9%	4.3%	3.4%	3.1%
Per capita	32,783	32,855	33,483	34,599	35,421
	3.0%	0.2%	1.9%	3.3%	2.4%	2.2%
Capital expenditures	60,118	58,858	63,098	64,451	71,048
	5.4%	-2.1%	7.2%	2.1%	10.2%	4.5%
Value of manufacturers’ shipments	147,003	127,268	133,294	140,637	140,409
	2.2%	13.4%	4.7%	5.5%	-0.2%	0.5%
Retail trade	94,809	93,736	99,551	102,505	103,648
	4.9%	-1.1%	6.2%	3.0%	1.1%	2.8%

	(In thousands of persons)
Population (at July 1)	7,751	7,826	7,905	7,978	8,055
	0.8%	1.0%	1.0%	0.9%	1.0%	0.9%
Labor Force	4,183	4,204	4,254	4,286	4,320
	1.2%	0.5%	1.2%	0.8%	0.8%	0.9%
Participation rate (level in percentage)	65.8%	65.3%	65.4%	65.2%	65.1%
Employment	3,880	3,848	3,915	3,954	3,984
	1.2%	-0.8%	1.7%	1.0%	0.8%	0.8%
Unemployment rate (level in percentage)	7.2%	8.5%	8.0%	7.8%	7.8
	(2002=100)
CPI	112.7	113.4	114.8	118.3	120.8
	2.1%	0.6%	1.2%	3.0%	2.1%	1.8%

(1)     Unless otherwise indicated, percentages are percentage changes from the previous year.

Sources :  Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2012, Québec accounted for 19.7% of Canada’s real GDP. The service sector accounted for 76.3% of Québec’s real GDP, compared with 20.8% for the secondary sector and 2.9% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2012, the value of exports (including to other Canadian provinces) represented 45.7% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2007 Dollars(1)

(dollar amounts in millions)

					% of total 2011			% of total 2012
	2008	2009	2010	2011	Québec	Canada	2012	Québec	Canada
Primary Sector
Agriculture, forestry, fishing and hunting	4,868	4,791	5,068	5,088	1.7	1.6	5,107	1.7	1.6
Mining and oil and gas extraction	3,374	3,301	3,556	3,510	1.2	8.1	3,525	1.2	8.0
	8,242	8,092	8,624	8,598	2.9	9.7	8,632	2.9	9.6
Secondary Sector
Manufacturing	46,832	42,870	43,794	43,633	14.5	10.9	42,858	14.1	10.9
Construction	17,615	18,752	19,115	19,538	6.5	7.0	20,390	6.7	7.1
	64,447	61,622	62,909	63,171	21.0	17.9	63,248	20.8	18.0
Service Sector
Community, business and personal services	81,303	82,306	83,823	85,105	28.2	25.8	86,259	28.4	25.7
Finance, insurance and real estate	47,281	48,377	49,778	50,940	17.0	18.8	51,996	17.1	19.0
Wholesale and retail trade	33,967	32,849	33,998	34,526	11.5	10.8	34,852	11.5	10.8
Governmental services	20,883	21,820	22,354	22,674	7.6	7.0	22,679	7.5	6.9
Transportation and warehousing	11,827	11,204	11,569	11,967	4.0	4.2	12,196	4.0	4.2
Other utility services	12,534	12,188	12,412	13,174	4.4	2.5	13,249	4.4	2.5
Information and cultural services	9,765	9,853	9,931	10,120	3.4	3.3	10,211	3.4	3.3
	217,560	218,597	223,865	228,506	76.1	72.4	231,442	76.3	72.4
Real GDP	290,249	288,311	295,398	300,275	100.0	100.0	303,322	100.0	100.0

(1)  North American Industrial Classification System (NAICS) in chained 2007 dollars. For the chained 2007 dollars, the aggregate amounts are not equal to the sums of their components.

Sources : Statistics Canada.

Primary Sector. In 2012, the primary sector, which includes agriculture, forestry, fishing and hunting and mining and oil and gas extraction, contributed 2.9% of real GDP and accounted for 2.3% of employment in Québec. Québec’s forests, covering 761,000 square kilometers, or 294,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.955 billion cubic feet of timber in 2012, generating revenue of $1.768 billion from sales to domestic and foreign customers. In 2012, timber production and prices have been higher than in 2011 which translated  into higher revenues (the value of wood products shipments increased by 5.4% and the value of exports increased by 9.6%).

In mining and oil and gas extraction, which represented 40.8% of the primary sector in 2012, production is concentrated mainly in iron ore, gold, stone, nickel, zinc, cement and copper. In 2012, the value of mineral production amounted to $8.2 billion.

Secondary Sector. In 2012, the secondary sector, which consists of the manufacturing and construction industries, contributed 20.8% of real GDP and accounted for 18.7% of employment in Québec. In terms of real GDP, the construction industry recorded a 4.4% increase in 2012 over 2011, with a strong increase in business non-residential construction. Real GDP in manufacturing decreased by 1.8% in 2012, although employment increased by 2.4% in that industry. A strong Canadian dollar and weak demand from Québec’s trading partners, particularly the United States, explain the decrease in manufacturing real GDP. The manufacturing industries that showed the strongest growth are textiles (5.9% in real GDP and -8.0% in employment), petroleum and coal products (4.0% in real GDP and 2.8% in employment), fabricated metal products (3.9% in real GDP and 1.8% in employment) and wood products (0.9% in real GDP and -0.7% in employment). The manufacturing industries that showed the sharpest declines are computer and electronic products (-10.4% in real GDP and 3.5% in employment), clothing, leather and allied products (-9.5% in real GDP and -5.8% in employment), miscellaneous manufacturing (-7.0% in real GDP and 1.3% in employment) and food products (-5.4% in real GDP and -2.3% in employment).

The value of shipments of primary metals decreased by 7.6% in 2012 due to lower global demand. Durable goods accounted for 57.9% of manufacturing real GDP and 57.1% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments(1)

(dollar amounts in millions)

					% of total		% of total
	2008	2009	2010	2011	2011	2012	2012
Food manufacturing	17,839	19,565	19,997	20,756	14.8	20,466	14.6
Primary metal manufacturing	21,877	15,008	19,362	21,772	15.5	20,126	14.3
Transportation equipment manufacturing	17,758	14,377	12,448	15,043	10.7	14,390	10.2
Chemical manufacturing	9,233	8,724	9,557	8,376	6.0	8,565	6.1
Paper manufacturing	9,989	8,821	8,673	8,509	6.1	8,302	5.9
Fabricated metal product manufacturing	8,389	7,004	6,872	7,425	5.3	7,932	5.6
Plastics and rubber products manufacturing	6,015	5,097	5,956	6,630	4.7	6,937	4.9
Machinery manufacturing	6,081	5,522	5,471	6,114	4.3	6,270	4.5
Wood product manufacturing	6,114	5,093	5,452	5,055	3.6	5,330	3.8
Electrical equipment, appliance and component manufacturing	3,635	3,458	3,500	3,552	2.5	3,765	2.7
Beverage and tobacco product manufacturing	3,387	3,438	3,485	3,629	2.6	3,691	2.6
Non-metallic mineral product manufacturing	3,187	3,095	3,310	3,489	2.5	3,451	2.5
Others(2)	33,499	28,065	29,212	30,286	21.5	31,185	22.2
	147,003	127,268	133,294	140,637	100.0	140,409	100.0

(1)  North American Industrial Classification System (NAICS).

(2)  Including notably, petroleum and coal products, furniture and related product manufacturing, computer and electronic and furniture and printing.

Sources : Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2012, the service sector contributed 76.3% of real GDP and accounted for 79.0% of employment in Québec.

In terms of real GDP, there was moderate or no growth in all industries in the service sector in 2012: finance, insurance and real estate (2.1%), transportation and warehousing (1.9%), community, business and personal services (1.4%), information and cultural services (0.9%), wholesale and retail trade (0.9%), other utility services (0.6%) and governmental services (0.0%). Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 29.0% of all international tonnage handled in Canadian ports in 2011 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”), which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2012, the value of capital expenditures by the private and public sectors increased by 10.2% in Québec. Total capital expenditures increased as a result of a 6.1% increase in residential investment and a 12.4% increase in non-residential investment. However, residential investment decreased in the last half of 2012 and this trend is expected to continue. Non-residential investment increased by 10.1% in the public sector and by 14.4% in the private sector.

The increase in non-residential investment resulted in large part from increases in mining and oil and gas extraction (25.5%), wholesale and retail trade (21.0%), finance, insurance and real estate operators (17.1%), transportation and warehousing (16.5%), information, cultural and other utilities (13.8%), governmental, educational, health and social services (9.7%), manufacturing (8.8%), business services (7.8) and agriculture, forestry, fishing and hunting (0.5%). These increases were partially offset by a decrease in construction (-9.0%).

Table 4

Private and Public Sectors Capital Expenditures in Québec(1)

(dollar amounts in millions)

					% of total		% of total
	2008	2009	2010	2011	2011	2012	2012
Non-residential Investment:
Governmental, educational, health and social services	11,863	13,277	13,316	13,570	21.1	14,890	21.0
Information, cultural and other utilities	6,743	7,299	6,990	7,497	11.6	8,531	12.0
Finance, insurance and real estate operators	5,331	4,125	4,751	3,124	4.8	3,659	5.1
Transportation and warehousing	2,501	2,904	2,059	2,449	3.8	2,854	4.0
Manufacturing	4,123	3,094	3,333	4,610	7.2	5,016	7.1
Business services, accommodation and other services	2,757	2,677	2,505	3,029	4.7	3,266	4.6
Wholesale and retail trade	3,369	2,635	2,783	2,495	3.9	3,020	4.3
Mining and oil and gas extraction	1,754	1,790	2,598	3,438	5.3	4,313	6.1
Construction	889	945	1,190	1,231	1.9	1,120	1.6
Agriculture, forestry, fishing and hunting	858	758	774	711	1.1	715	1.0
	40,188	39,504	40,298	42,154	65.4	47,383	66.7
Residential Investment	19,930	19,354	22,800	22,297	34.6	23,665	33.3
	60,118	58,858	63,098	64,451	100.0	71,048	100.0

Private sector	43,204	39,708	43,971	45,237	70.2	49,900	70.2
Public sector	16,914	19,149	19,127	19,214	29.8	21,148	29.8
	60,118	58,857	63,098	64,451	100.0	71,048	100.0

(1)  North American Industrial Classification System (NAICS).

Sources : Statistics Canada.

Labor Force. In 2012, the labor force was estimated at 4.3 million persons, an increase of 0.8% from 2011. The labor force participation rate for 2012 was estimated at 65.1% in Québec, compared with 66.7% in Canada. Total employment increased by 0.8% in 2012 in Québec, compared to a 1.2% increase in Canada.

The unemployment rate in Québec remained stable at 7.8 % in 2012, compared with a decrease from 7.4% in 2011 to 7.2% in 2012 in Canada.

Energy. Of the total energy consumed in Québec in 2009 (the most recent year for which information is available), energy derived from electricity accounted for 40.1%, oil for 39.1%, natural gas for 12.6%, biomass for 7.4% and coal for 1.0%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2012, approximately 98% of all electricity produced in Québec was from hydroelectric installations. More than 38,000 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers but excluding the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2012, 15.4% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 13.1% in 2011.

Exports and Imports. In 2012, Québec’s exports of goods and services totaled $163.3 billion of which $89.8 billion (55.0%) were international exports and $73.5 billion (45.0%) were interprovincial exports. Québec’s imports of goods and services totaled $190.8 billion, of which $119.2 billion (62.4%) were international imports and $71.7billion (37.6%) were interprovincial imports. Québec’s international imports represented 20.5% of Canada’s total imports. In 2012, Québec’s external sector (as defined by the Economic Accounts of Institut de la Statistique du Québec) registered an overall deficit of $27.5 billion, including a deficit of $29.4 billion on international trade and a surplus of $1.9 billion on interprovincial trade. In 2011, Québec registered an overall deficit of $28.7 billion, including a deficit of $29.8 billion on international trade and a surplus of $1.0 billion on interprovincial trade. The deficit in 2012 reflects mainly the impact of a strong Canadian dollar on international trade and high oil prices. The value of exports increased as a result of higher volume and prices. The value of imports was supported by a growing domestic demand while prices remained stable. Domestic demand for imported products was also stimulated by slower growth in import prices relative to domestic prices resulting from a strong Canadian dollar.

Québec’s international exports of goods are diversified: aircraft and associated parts have the largest export share, accounting for 9.6% of the total. Machinery and mechanical appliances exports rank second with 9.5%, and aluminum and alloys are next with 9.3%. International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $63.6 billion for 2012 compared with $63.6 billion in 2011, a decrease of 0.1%. Increases occurred in the value of exports of ores, slag and ashes (16.5%), wood  and articles of wood (9.8%), electrical or electronic machinery and equipment (9.7%), nuclear reactors, boilers, machinery and mechanical appliances  (6.3%) and motor vehicles, trailers, bicycles, motorcycles and other similar vehicles (2.2%). These increases were offset by decreases in the value of exports of aluminum and articles thereof (-17.2%), paper and paperboards (-12.3%), copper and articles thereof (-11.9%) and aircraft and associated parts (-5.2%).

The United States is Québec’s principal international export market, accounting for 68.5% of international exports of goods in 2012. The balance of international exports is broadly distributed: Europe (13.5%), Asia excluding Middle-East (9.0%), Middle-East (2.5%), and the rest of world (6.5%). From 2002 to 2012, the share of international exports to destinations other than the United States nearly doubled, rising from 16.4% to 31.5%.

Table 5

Québec’s International Exports of Goods

(dollar amounts in millions)

					% of total		% of total
	2008	2009	2010	2011	2011	2012	2012
Aircrafts and Spacecrafts	6,846	7,169	6,154	6,445	10.1	6,108	9.6
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	7,191	6,224	5,503	5,696	9.0	6,052	9.5
Aluminum and Articles Thereof	8,082	5,203	6,561	7,173	11.3	5,941	9.3
Paper, Paperboard and Articles Made From These Materials	6,101	5,079	4,839	4,808	7.6	4,218	6.6
Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	4,059	3,059	2,915	3,553	5.6	3,984	6.3
Electrical or Electrononic Machinery and Equipment	4,278	2,991	2,786	2,874	4.5	3,151	5.0
Ores, Slag and Ash	1,673	2,011	1,688	2,447	3.8	2,852	4.5
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	2,297	1,791	1,750	2,250	3.5	2,300	3.6
Copper and Articles Thereof	2,578	1,562	2,113	2,422	3.8	2,133	3.4
Plastics and Articles Thereof	2,229	1,607	1,655	1,794	2.8	1,981	3.1
Wood and Articles of Wood	2,081	1,557	1,611	1,559	2.5	1,713	2.7
Other goods(1)	1,421	1,244	1,327	1,567	2.5	1,612	2.5
Total	70,760	58,049	59,200	63,623	100.0	63,570	100.0

(1)  The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as precious metal, scientific and technical instrumentation, pharmaceuticals products and rubber.

Sources : Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods

(dollar amounts in millions)

					% of total		% of total
	2008	2009	2010	2011	2011	2012	2012
Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	22,237	13,964	16,679	18,741	22.2	20,282	23.7
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	10,281	8,690	10,098	10,395	12.3	11,546	13.5
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	9,069	8,107	7,920	8,780	10.4	8,909	10.4
Electrical or Electrononic Machinery and Equipment	6,928	6,473	7,015	6,995	8.3	7,197	8.4
Aircrafts and Spacecrafts	3,612	2,514	2,174	2,353	2.8	2,433	2.8
Pharmaceutical Products	2,179	3,420	2,844	2,243	2.7	2,177	2.5
Inorganic Chemicals and Compounds of Precious Metals and Radioactive Elements	2,562	1,822	2,027	2,304	2.7	2,130	2.5
Optical, Medical , Photographic, Scientific and Technical Instrumentation	1,953	1,865	1,842	2,105	2.5	2,086	2.4
Plastics and Articles Thereof	1,931	1,734	1,900	2,068	2.5	2,077	2.4
Rubber and Articles Thereof	1,396	1,407	1,541	1,815	2.2	1,772	2.1
Pearls, Precious Stones or Metals, Coins and Jewellery	1,936	1,377	2,161	3,008	3.6	1,608	1.9
Other goods(1)	24,145	21,320	21,689	23,431	27.8	23,482	27.4
Total	88,229	72,693	77,891	84,237	100.0	85,699	100.0

(1)  The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as beverages, spirits and vinegar, articles of apparel, furniture, stuffed furnishings, lamps and illuminated signs, organic chemicals and iron and steel.

Sources : Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec

(dollar amounts in millions)

	2008	2009	2010	2011	2012
Exports of Goods and Services	157,851	143,464	151,367	159,603	163,288
Exports to other countries	96,472	81,310	85,435	88,954	89,768
Exports of goods to other countries	82,479	66,847	70,869	74,046	74,626
Exports of services to other countries	13,993	14,463	14,566	14,908	15,142
Exports to other provinces	61,379	62,154	65,932	70,649	73,521
Exports of goods to other provinces	32,955	32,581	33,976	37,183	38,161
Exports of services to other provinces	28,424	29,573	31,956	33,466	35,360
Ratio of Exports to Nominal GDP	50.2%	45.4%	45.8%	46.1%	45.7%
Imports of Goods and Services	174,684	160,869	174,046	188,346	190,816
Imports from other countries	112,291	100,390	108,673	118,732	119,164
Imports of goods from other countries	99,671	86,130	93,511	102,728	103,125
Imports of services from other countries	12,620	14,260	15,162	16,004	16,040
Imports from other provinces	62,393	60,479	65,373	69,614	71,652
Imports of goods from other provinces	30,646	26,093	28,371	30,269	31,021
Imports of services from other provinces	31,747	34,386	37,002	39,345	40,632
Balance of Goods and Services	(16,833)	(17,405)	(22,679)	(28,743)	(27,528)
Balance with other countries	(15,819)	(19,080)	(23,238)	(29,778)	(29,396)
Balance with other provinces	(1,014)	1,675	559	1,035	1,869

Sources : Institut de la statistique du Québec and Statistics Canada.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in anti-dumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada and the European Union began negotiations regarding a free trade agreement in 2009. Canada has also initiated free trade negotiations with the Trans-Pacific Partnership, the Central America Four, the Caribbean Community, and the Andean Community.

Canada has effective free trade agreements with Chile, Israel, Costa Rica, Peru, the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein), Colombia, Jordan and

Panama and has signed agreements which are currently in process of approval with Honduras. It also initiated free trade negotiations with India, Ukraine, Turkey, Morocco, Japan, South Korea, Dominican Republic and Singapore.

On February 12, 2010, Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state and local government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute For many years, U.S. forest products interests including lumber producers and various labor unions have pursued allegations that softwood lumber imports from Canada were subsidized by the federal and provincial governments. In 2006, the U.S. and Canada entered into the Softwood Lumber Agreement (the “SLA”).  Under the terms of the SLA, Canadian lumber exports  covered by the dispute are subject at the provinces’ choice to either an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the provinces in question. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec chose Option B, which involves no charge or volume restraint if the prevailing monthly price of lumber is over US$355 (Random Lengths Framing Composite). However, if the prevailing monthly price of lumber falls below US$355, then charges varying between 2.5% and 5.0% and an export volume restraint (limiting Quebec’s exports to between a 4.86% and 4.29% share of expected U.S. consumption per month) become applicable to Québec. Since the SLA came into force in 2006, the prevailing monthly lumber price generally remained below US$315 until mid 2012 (resulting in the maximum export charge and the strictest share limitation), and then started to fluctuate above US$315. Since January 2013, the prevailing monthly prices have been above US$355.

Unless terminated by either party, the SLA is to remain in force through 2015. In accordance with the dispute resolution mechanism of the SLA, the United States has initiated various arbitration proceedings against Canada in the London Court of International Arbitration (“LCIA”). In one instance, while most claims under the arbitration were dismissed, the LCIA ordered Canada to collect a compensatory export charge for failure to adequately impose agreed upon export measures for Option B provinces which were fully paid in 2011. There remains one outstanding proceeding under which the LCIA ordered Canada to impose an additional compensatory export charge on softwood lumber exports from Québec (2.6%)  and Ontario (0.1%) on the basis that these provinces were found to have provided grants and other benefits to the softwood sector which had the effect of circumventing Canada’s commitments under the SLA.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance and the Economy is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance and the Economy also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance and the Economy to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on an accrual basis, in accordance with the Canadian public sector accounting standards of the Canadian Institute of Chartered Accountants (CICA). The fiscal year of the Government ends March 31. The Auditor General of Québec is responsible for auditing the consolidated financial statements of the Government and reporting annually to the National Assembly. All monies received or collected from any source over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year. Exceptionally, as a result of the general elections of September 2012, the Government published the 2013-2014 Budget in November 2012. Consequently, at the beginning of Fiscal 2014, the Government released an Update on Québec’s Economic and Financial Situation.

Adopted by the National Assembly in June 2011, An Act respecting mainly the implementation of certain provisions of the Budget Speech of 17 March 2011 and the enactment of the Act to establish the Northern Plan fund stipulates that the Consolidated Revenue Fund will henceforth be comprised of a General Fund and the special funds. The General Fund groups all of the transactions that used to be considered transactions of the Consolidated Revenue Fund prior to the adoption of this act.

A special fund is a fund established by an Act of Parliament to provide for certain financial commitments of a minister, a budget-funded body or a body exercising an adjudicative function other than a budget-funded body. As a general rule, a sum taken out of or paid into the Consolidated Revenue Fund is debited from or credited to the General Fund. There are currently 35 special funds whose missions are to deliver services and sell goods to fund government programs.

The accounts of the General Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are consolidated line-by-line in the financial statements. Consolidated entities are presented in five separate groups: the non-budget-funded bodies, the special funds, the health and social services and education networks, the Generations Fund and the consolidation adjustments.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

❑        budgetary transactions include:

with respect to the General Fund:

- revenue consisting of taxes, duties and permits, net results from Government enterprises1, transfers from the federal government and miscellaneous sources;

- expenditures consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service;

with respect to consolidated entities2:

- the net result of their self-generated revenues less their expenditures offset by transfers from the General Fund.

❑        non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans’ liability and changes in other accounts. Since Fiscal 2010, non-budgetary transactions related to the health and social services and education networks are consolidated line-by-line; in previous years they were shown separately under the item “net investment in the networks”;

❑       financing transactions include changes in cash position, changes in net borrowings, changes in the retirement plans sinking fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that, on multi-year basis, the Government maintains a balanced budget. The Balanced Budget Act provides that if there were any short fall in achieving the budgetary deficit objectives for Fiscal 2012 and Fiscal 2013 or a budgetary deficit in any other fiscal year (an “Overrun”) which is less than $1 billion, then the Overrun must be offset in the next fiscal year. However, if the Overrun stems from exceptional circumstances defined in the Act and is at least $1 billion, the Overrun may be offset over a maximum period of five years.

The Balanced Budget Act also provides for a stabilization reserve fund that facilitates the Government’s multi-year budget planning. The stabilization reserve fund consists of the surplus for any fiscal year and it is used primarily to maintain a balanced budget and, secondarily, for payment of sums into the Generations Fund.

The budgetary deficits for Fiscal 2010 through Fiscal 2013 are authorized under the Balanced Budget Act, as amended, pursuant to the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform, which came into force on September 21, 2009. The main objective of the amendments was to ensure an expedient return to economic growth by implementing economic measures that supported the economy and promoted employment during the recession which affected Québec as a result of the 2008 international financial crisis.

1 Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

2 Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities which are not part of the General Fund.

The amended Balanced Budget Act further provides that:

❑       the Government must meet definitive objectives for decreasing budgetary deficits for Fiscal 2012 ($3.8 billion) and Fiscal 2013 ($1.5 billion); the objectives were established in the 2011-2012 Budget;

❑       the revenue and expenditures established in accordance with the Government’s accounting policies must be balanced for Fiscal 2014.

In Fiscal 2012, final figures showed that actual expenditures exceeded revenues by $1.8 billion and the budgetary balance, within the meaning of the Balanced Budget Act, amounted to a deficit of $2.6 billion. This represents an improvement of $1.2 billion relative to the deficit target of $3.8 billion permitted under the Balanced Budget Act.

For Fiscal 2013, the Government is maintaining the $1.5-billion budgetary deficit objective set in the November 2012 budget, in accordance with the target established in the Balanced Budget Act. This amount excludes the accounting impact of approximately $1.9 billion stemming from Hydro-Québec’s extraordinary loss relative to the closure of the Gentilly-2 nuclear power plant. To exclude this amount, a legislative amendment to the Balanced Budget Act was tabled to the National Assembly.

The budgetary balance within the meaning of the Balanced Budget Act is expected to return to a balanced budget in Fiscal 2014.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2012, the preliminary results for Fiscal 2013 and the forecast for Fiscal 2014 presented in the March 2013 Update on Québec’s Economic and Financial Situation.

Table 8 Summary of Consolidated Financial Transactions(1) Year ending March 31 (dollar amounts in millions)
	2010	2011	2012	Preliminary Results 2013	(2)	Forecast 2014

Budgetary transactions of the General Fund

Own-source revenue	44,129	47,225	50,272	52,942		55,684

Federal transfers	15,161	15,425	15,243	15,710	(3)	16,425	(3)

Total revenue	59,290	62,650	65,515	68,652		72,109

Program spending	(58,215)	(59,978)	(61,503)	(62,642)		(63,825)

Debt service	(6,240)	(7,084)	(7,348)	(7,822)		(8,516)

Total expenditure	(64,455)	(67,062)	(68,851)	(70,464)		(72,341)

Net results of General Fund	(5,165)	(4,412)	(3,336)	(1,812)		(232)

Net results of consolidated entities	2,225	2,022	1,548	1,298		1,485

Contingency reserve	–	–	–	(50)		(200)

Extraordinary loss - Closure of Gentilly-2	–	–	–	(1,876)		–

Surplus (deficit) within the meaning of the public accounts	(2,940)	(2,390)	(1,788)	(2,440)		1,053

Deposits of dedicated revenues in the Generations Fund(4)	(725)	(760)	(840)	(936)		(1,053)

Stabilization reserve (5)	433	–	–	–	–

Accounting modifications	58	–	–	–	–

Exclusion of extraordinary loss - Closure of Gentilly-2	–	–	–	1,876	–

Consolidated budgetary balance within the meaning of the Balanced Budget Act	(3,174)	(3,150)	(2,628)	(1,500)	–

Deposit of dedicated revenues in the Generations Fund	725	760	840	936	1,053

Extraordinary loss - Closure of Gentilly-2	–	–	–	(1,876)	–

Consolidated budgetary balance	(2,449)	(2,390)	(1,788)	(2,440)	1,053

Non-budgetary transactions

Investments, loans and advances	(2,009)	(3,173)	(1,888)	(486)	(1,575)

Fixed Assets	(3,939)	(4,018)	(3,623)	(4,309)	(4,235)

Retirement plans	2,612	3,526	2,918	2,646	2,616

Other accounts (6)	1,354	1,901	(1,160)	(1,438)	2,016

Non-budgetary transactions	(1,982)	(1,764)	(3,753)	(3,587)	(1,178)

Net financial requirements	(4,431)	(4,154)	(5,541)	(6,027)	(125)

Financing transactions

Change in cash position (7)	3,702	(1,888)	178	1,790	2,646

Net borrowings (8)	4,048	11,124	9,472	8,365	843

Retirement plans sinking fund (9) and funds dedicated to employee future benefits (10)	(2,594)	(4,322)	(3,269)	(3,192)	(2,011)

Generations Fund	(725)	(760)	(840)	(936)	(1,353)	(11)

Total Financing transactions	4,431	4,154	5,541	6,027	125

(1)	The categories set forth reflect the presentation of the 2013-2014 Budget.
(2)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, which was released on March 28, 2013. These preliminary results are subject to change.

(3)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST).

(4)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(5)	A negative amount indicates an allocation to the reserve and a positive amount indicates a use of the reserve.
(6)	Includes year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(7)	A positive number indicates a net decrease in cash.
(8)	Represents mainly new borrowings of $14,377million, $19,515 million, $21,296 million, $21,041 million and $12,210 for each of Fiscal 2010 through 2014, respectively, less repayment of borrowings.
(9)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(10)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and survivor’s pension) payable to Government’s employees.
(11)	Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund.

2012-2013 Preliminary Results

The preliminary results for Fiscal 2013 maintain the $1.5-billion budgetary deficit objective set in the 2013-2014 Budget tabled in November 2012, despite more moderate economic growth. The exceptional loss from the closure of the Gentilly-2 nuclear power plant, recorded in Hydro-Québec’s financial statements as at December 31, 2012, stands at $1,876 million, an upward revision of $71 million compared with the forecasts of the 2013-2014 Budget.

The revenue of the General Fund for Fiscal 2013 is expected to be $245 million lower than forecasted in the 2013-2014 Budget. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $315 million. This adjustment reflects mainly the lower-than-expected revenue from personal income tax and corporate taxes and lower revenue from consumption taxes. The $5 million increase in federal transfers stems mainly from a $30-million upward revision in health transfers and a $7-million upward revision in transfers for postsecondary education and other social programs. The increases are offset by a $32-million downward adjustment in other programs, mainly attributable to a downward adjustment in the compensatory payment concerning the Canada Student Loans Program that Québec receives in exchange for opting out from the federal program.

General Fund expenditures were revised downward by $95 million compared with the forecasts of the 2013-2014 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2013 was maintained while debt service was revised downward by $95 million.

The net results of consolidated entities are expected to total $1,298 million in Fiscal 2013, an upward revision of $57 million compared with the forecasts of the 2013-2014 Budget. These net results are mainly explained by the surpluses of the Generations Fund, which are expected to amount to $936 million.

2013-2014 Forecast – March 2013 Update on Québec’s Economic and Financial Situation

With its March 2013 Update on Québec’s Economic and Financial Situation, the Government has confirmed the expected return to a balanced budget as of 2013-2014.

In 2013-2014, total revenue of the General Fund is budgeted at $72,109 million, an increase of 5.0% compared with the preliminary results for 2012-2013. Excluding Government enterprises, own-source revenue is budgeted at $50,576 million, a 5.5% increase compared with 2012-2013 due in particular to efforts to fight tax evasion and to the increases in the compensatory tax on financial institutions and taxes on tobacco products and alcoholic beverages. The profits of Government enterprises are budgeted at $5,108 million, an increase of 2.5%. Over 77% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 4.6% (to $16,425 million) in 2013-2014.

The Government’s expenditures are expected to total $72,341 million in Fiscal 2014, 2.7% higher than the preliminary results for Fiscal 2013. Program spending will increase by 1.9% to $63,825 million. The growth in program spending is allocated mainly to health and social services sector, education sector and family sector. The spending growth for other sectors will decrease by 2.0%. The Government’s program spending to GDP ratio is budgeted at 17.9% in 2013-2014. General Fund debt service is expected to increase by 8.9 % to 8,516 million. This increase stems from the anticipated increase in interest rates, the increase in the debt and the impact of the yields of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which are recorded as a deduction against retirement plans interest costs). The portion of consolidated revenue allocated to debt service is budgeted to represent 11.3% in 2013-2014, a rise from 11.0% in 2012-2013.

The net results of consolidated entities are expected to total $1,485 million in Fiscal 2014, an increase of $187 million compared with the preliminary results of Fiscal 2013.

New Accounting Standard for Transfer Payments

A revised accounting standard for transfer payments has come into force on April 1, 2012 and applies to Fiscal 2013. The Minister of Finance and the Economy, who is responsible for the preparation of the Government’s public accounts, and the Auditor General of Québec, who audits such accounts, have different opinions as to the interpretation of the revised standard.

The Government’s transfer payments are made mainly in respect of financial aid to municipalities (to fund infrastructure projects) and to certain universities (to fund capital expenditure projects), entities not included in the Government reporting entity, and are tailored to match periodic repayments by those entities of long-term debt incurred by them to finance such projects. In accordance with the applicable law and as set forth in the financial aid agreement entered into with each beneficiary, the payments are conditional upon annual authorizations by the Parliament through appropriation acts. Generally, the financial aid is paid to municipalities over twenty years and to universities over twenty five years.

In prior fiscal years, the Government’s practice has been to account for such financial aid as contractual obligations (disclosed in notes and appendices to the Government’s public accounts) until transfer payments in respect of such aid were authorized in a given fiscal year by appropriation acts. Such payments were then recorded as expenditures. This allowed the Government to match its spending to infrastructure use.

The Minister of Finance and the Economy believes that the revised standard allows the same accounting treatment as before for such financial aid. This interpretation has been confirmed by four major firms of chartered accountants.

The Auditor General is of the opinion that the contractual obligations for financial aid in respect of a project should be recorded as expenditures, even if transfer payments in respect thereof are not yet authorized by appropriation acts, when and as admissible work is carried out or a capital expenditure is made for such project, i.e. over the period required to complete the project. Generally, the completion of a project takes up to three years.

In his report to the National Assembly for Fiscal 2012, the Auditor General, by way of illustration, estimated the impact of his interpretation by applying the revised standard to the data for Fiscal 2012. He estimated that the accumulated deficits would have increased by $8.4 billion as at March 31, 2012.

Under either interpretation, the revised standard has no impact on the Government’s gross debt.

In February 2013, the Government tabled An Act respecting mainly the implementation of certain provisions of the Budget Speech of 20 November 2012 (“Bill 25”) in the National Assembly. This bill proposes changes to the Financial Administration Act in order to provide that the only part of a multi-year transfer that may be recorded in the accounts of the Government for a given fiscal year is the part that is both payable and authorized by Parliament for that year.

Economic Assumptions

The projections in the Update on Québec’s Economic and Financial Situation reflect the following assumptions regarding the economy of Québec for 2013.

Table 9 Economic Assumptions included in the Update on Québec’s Economic and Financial Situation for the Year 2013 (in percentage)
Percentage Change over 2012

GDP
At current market prices	3.6
In chained 2007 dollars	1.3
Personal income	3.5
Business non-residential capital expenditures (2007prices)	2.0
International exports (2007 prices)	3.0
Consumer expenditures (2007 prices)	1.8
Labor force	0.8
Employment	1.1
Average Rate
Unemployment rate	7.5

Note: Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources : Ministère des Finances et de l’Économie du Québec.

General Fund Revenue

The following table shows own-source revenue and federal transfers by source for the General Fund.

Table 10 General Fund Revenue Year ending March 31 (dollars amouts in millions)
	2010	2011	2012	Preliminary Results 2013	(1)	Forecast 2014	% of total 2014

Income and property taxes

Personal income tax	16,459	17,913	18,980	19,243		20,264	28.1%

Contributions to the Health Services Fund	5,797	5,974	6,246	6,542		6,717	9.3%

Corporate taxes	3,601	3,639	3,894	4,144		4,514	6.3%

	25,857	27,526	29,120	29,929		31,495	43.7%

Consumption taxes

Retail sales	10,473	11,468	13,159	14,792		15,605	21.6%

Tobacco	664	764	802	792		873	1.2%

Alcoholic beverages	433	446	440	471		549	0.8%

Other	16	(9)	18	20		21	0.0%

	11,586	12,669	14,419	16,075		17,048	23.6%

Duties and permits

Natural resources	105	310	340	198		238	0.3%

Other	249	275	263	273		281	0.4%

	354	585	603	471		519	0.7%

Miscellaneous

Sales of goods and services	448	438	366	360		356	0.5%

Interest	387	438	455	513		546	0.8%

Fines, forfeitures and recoveries	619	731	560	609		612	0.8%

	1,454	1,607	1,381	1,482		1,514	2.1%

Revenue from government enterprises (2)

Société des alcools du Québec	867	915	1,000	1,021		1,067	1.5%

Loto-Québec	1,252	1,247	1,196	1,222		1,271	1.8%

Hydro-Québec	2,943	2,478	2,545	2,688	(3)	2,725	3.8%

Other	(184)	198	8	54		45	0.1%

	4,878	4,838	4,749	4,985		5,108	7.1%

Total own-source revenue	44,129	47,225	50,272	52,942		55,684	77.2%

Federal transfers

Equalization	8,355	8,552	7,815	7,391	7,833	10.9%

Protection payment(4)	–	–	369	362	–	–

Health transfers	4,148	4,309	4,511	4,792	5,140	7.1%

Transfers for post-secondary education and other social programs	1,461	1,455	1,488	1,486	1,545	2.1%

Other programs	1,197	1,109	1,060	946	870	1.2%

Harmonization of the QST with the GST - Compensation	–	–	–	733	1,467	2.0%

Allocation to FINESSS of harmonization of the QST with the GST	–	–	–	–	(430)	-0.6%

Total federal transfers	15,161	15,425	15,243	15,710	16,425	22.8%

Total revenue	59,290	62,650	65,515	68,652	72,109	100.0%

(1)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, which was released on March 28, 2013. These preliminary results are subject to change.

(2)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,287 million, $4,048 million, $4,154 million and $2,888 million (due to the extraordinary loss related to the closure of the Gentilly-2 nuclear power plant) for each of Fiscal 2010 through 2013, respectively, and are expected to be $4,293 million for Fiscal 2014.

(3)					Data excluding the extraordinary loss of $1,876 million related to the closure of the Gentilly-2 nuclear power plant.
(4)					Transfer protection payments are discretionary spending of the federal government intended to ensure that total major transfers to provinces do not decrease compared to the prior year.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises (“SME”) are taxed at a reduced rate of 8% that applies to the first $500,000 of income from an eligible business.

Québec’s corporate tax system provides incentives for scientific research and experimental development activities, like the 37.5% tax credit calculated on wages paid by SME on such activities. Measures also exist to stimulate investment and improve productivity, like the investment tax credit on manufacturing and processing equipment for which the rates vary from 5% to 40% depending on the region and the size of the corporation.

A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls of $1 million or less. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides rebates of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, QST rebates are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate increased from 7.5% to 8.5% on January 1, 2011 and to 9.5% on January 1, 2012. The impact of this last increase has been reduced substantially for the most disadvantaged households by a new solidarity tax credit. New home buyers are also protected.

Following the Comprehensive integrated tax coordination agreement of March 28, 2012 on sales tax harmonization with the federal government, beginning January 2013, the QST ceased to apply on the federal goods and services tax (“GST”). In order to maintain the same level of revenue for the government and avoid any additional cost to consumers, the QST rate was set at 9.975%. Furthermore, the agreement provides that beginning in 2018, Québec will gradually allow businesses in sectors other than financial institutions to obtain a rebate of the QST on the few goods and services to which restrictions currently apply. The federal government has agreed to compensate Québec for harmonizing the QST with the GST for an amount of $2.2 billion. An amount of $733 million was paid in January 2013 and the remainder will be paid in 2014.

The 2010-2011 Budget announced the introduction of a health contribution levied on individuals at the time they file their income tax return each spring. Its implementation has been gradual and the individual contribution will reach $200 in 2012. Households whose family income is below the exemption thresholds provided for under the Québec public prescription drug insurance plan (these income thresholds correspond to the income of seniors receiving the maximum guaranteed income supplement paid by the federal government) and seniors who are receiving at least 94% of the maximum guaranteed income supplement paid by the federal government are exempted from paying the health contribution. Furthermore, Budget 2013-2014 provided for the implementation of a new progressive health contribution as of January 1, 2013 that is more in line with each person’s ability to participate in the funding of health care. High-income taxpayers will also contribute, through an increase of 1.75 percentage points in the income tax payable on taxable income over $100,000.

Federal Transfers. Equalization revenues amount to about half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without imposing higher taxes. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and

Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program for the years 2015 through 2019. The changes are expected to have a positive impact of roughly $40 million a year on Québec’s federal transfer revenue.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST has been allocated on a purely per capita basis. The prior formula, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

Under the renewal of federal transfers for 2014, the federal government has undertaken in its 2012 Budget to change the CHT to a purely per capita basis as of 2014-2015, once the health agreement signed by the First Ministers in September 2004 expires.

For Canada as a whole, the CHT is indexed by 6% per year until 2016-2017. By 2017-2018, the CHT will grow in line with nominal GDP with a 3% floor provision. The CST is indexed by 3% per year until 2023-2024.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate to, among other things, the labour market, immigration and education.

General Fund Expenditure

The following table shows program spending and debt service by mission for the General Fund.

Table 11 General Fund Expenditure Year ending March 31 (dollar amounts in millions)
	2010	2011	2012	Preliminary Results 2013	(1)	Forecast 2014	% of Total 2014

Economy and Environment:

Transports	738	746	745	719		709	1.0%

Affaires municipales et Régions	848	852	891	855		868	1.2%

Emploi et Solidarité sociale	893	882	890	872		817	1.1%

Finances et Économie	901	529	584	598		539	0.7%

Agriculture, Pêcheries et Alimentation	1,100	1,057	1,061	1,067		1,062	1.5%

Other	1,391	1,660	1,647	1,527		1,340	1.9%

	5,871	5,726	5,818	5,638		5,335	7.4%

Education and Culture:

Éducation, Loisir et Sport	8,572	8,824	8,874	9,165		9,348	12.9%

Enseignement supérieur, Recherche, Science et Technologie	5,177	5,308	5,645	5,664	5,856	8.1%

Teachers Pension Plan	845	1,005	999	1,009	1,009	1.4%

Culture, Communications	627	623	646	618	631	0.9%

Other	193	199	195	194	328	0.5%

	15,414	15,959	16,359	16,650	17,172	23.7%

Health and Social Services:

Santé et Services sociaux (2)	20,320	21,039	21,405	21,667	22,070	30.5%

Régie de l’assurance maladie du Québec (3)	7,147	7,476	7,938	8,481	9,116	12.6%

	27,467	28,515	29,343	30,148	31,186	43.1%

Support for Individuals and Families:

Emploi et Solidarité sociale	3,423	3,420	3,439	3,475	3,408	4.7%

Famille	2,000	2,192	2,354	2,397	2,474	3.4%

Other	203	210	217	245	239	0.3%

	5,626	5,822	6,010	6,117	6,121	8.5%

Administration and Justice:

Sécurité publique	1,157	1,172	1,273	1,231	1,232	1.7%

Affaires municipales et Régions	667	668	684	691	703	1.0%

Justice	566	583	643	629	643	0.9%

Pension and insurance plans	334	406	333	347	347	0.5%

Other	1,114	1,127	1,041	1,341	1,385	1.9%

	3,838	3,956	3,974	4,239	4,310	6.0%

Anticipated lapsed appropriations	–	–	–	(150)	(300)	-0.4%

Total program spending	58,215	59,978	61,503	62,642	63,825	88.2%

Debt service:

Direct debt service	3,878	4,429	4,595	4,843	5,380	7.4%

Interest ascribed to the retirement plans	2,371	2,662	2,763	2,998	3,157	4.4%

Interest ascribed to employee future benefits	(9)	(7)	(10)	(19)	(21)	0.0%

Total debt service	6,240	7,084	7,348	7,822	8,516	11.8%

Total expenditure	64,455	67,062	68,851	70,464	72,341	100.0%

(1)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, which was released on March 28, 2013. These preliminary results are subject to change.

(2)						Includes the cost of benefits vested during the year for the retirement plans.
(3)						Québec’s health insurance plan.

Economy and Environment. Spending is budgeted to decrease by 5.4% for Fiscal 2014 compared to Fiscal 2013. This decrease is attributable mainly to a decrease of the budget for the Ministère des Finances et de l’Économie, due to a revision of financial assistance for enterprises.The budget of the Ministère de l’Emploi et de la Solidarité sociale also decreases, mainly due to cost-saving measures aimed at restoring budgetary balance in 2013-2014.

Education and Culture. Spending is budgeted to increase by 3.1% for Fiscal 2014 compared to Fiscal 2013. This increase is attributable to an increase in the budget for the Ministère de l’Éducation, du Loisir et du Sport. Additional amounts will be used to maintain and improve the quality of services and to allow funding of the different growth factors of preschool, elementary and secondary education, specifically relating to wage increases, students numbers and subsidized debt. In addition, amounts will be used to implement various school programs and to add professional resources in secondary schools.

The budget of the Ministère de l’Enseignement supérieur, de la Recherche, de la Science et de la Technologie will also increase. This budgetary increase will be used in particular to maintain wage parameters, clientele growth and research funding and subsidized debt.

Health and Social Services. Spending is budgeted to increase by 3.4% for Fiscal 2014 compared to Fiscal 2013. The growth allocated to the Ministère de la Santé et des Services sociaux will be used in particular to cover the specific system costs related to health, indexation of non-salary network expenditures and salaries for network staff, as well as to fund planned salary increases for health professionals and cost increases in the drug insurance plan.

Support for Individuals and Families. Spending is budgeted to decrease by 0.1% for Fiscal 2014 compared to Fiscal 2013. This decrease is attributable to the decrease of the budget for the Ministère de l’Emploi et de la Solidarité sociale, mainly due to a decrease in the number of people expected to draw last-resort financial assistance, which will be partially offset by indexation of the payments.

The budget for the Ministère de la Famille will increase. The variation is mainly attributable to the costs of creating new reduced-contribution childcare places in 2013-2014, costs of salary increases and other benefits negotiated in collective agreements for early-childhood teachers and those resulting from agreements with childcare providers.

Administration and Justice. Spending is budgeted to increase by 1.7% for Fiscal 2014 compared to Fiscal 2013. This variation is attributable mainly to an increase of the budget for the Ministère de la Justice due to additional costs resulting from the increased number of judges and related staff in the Court of Québec, real estate investments, particularly those for some courthouses, and the cost of adding staff for the Directeur des poursuites criminelles et pénales, as well as an increase in the eligibility thresholds for legal aid and improvement of working conditions for prosecutors, jurists and managers.

The budget of the Ministère des Affaires municipales, des Régions et de l’Occupation du territoire will also increase, mainly for the Compensation in Lieu of Taxes and Financial Assistance to Municipalities program attributable to the payment of compensation in lieu of taxes.

Debt Service. Spending is budgeted to increase by 8.9% for Fiscal 2014 compared to Fiscal 2013. This increase stems from the anticipated  increase in interest rates,  increase in debt and impact of yields of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund (which are recorded as a deduction against retirement plans interest costs).

Government Employees and Collective Unions

In its 2013-2014 Budget, the Government plans to spend $37.3 billion for the remuneration of its employees, including health and education workers.

The Government has signed with a vast majority of its unionized employees collective agreements which will expire on March 31, 2015. These agreements include a 6% wage increase over five years, plus an additional adjustment of up to 1%, depending on inflation, that would apply on March 31, 2015, the last day of the collective agreements.  The wage parameters are 0.5% in 2010-2011, 0.75% in 2011-2012, 1.0% in 2012-2013, 1.75% in 2013-2014 and 2.0% in 2014-2015.

Additionally, these agreements are subject to an adjustment mechanism which could increase wages in each year from 2013-2015 by a maximum of 3.5% overall if economic growth exceeds expectations for the years 2010 to 2013.  In the light of the economic data for 2010 and 2011, 0.5% was added in 2012-2013 for a total wage increase of 1.5%.

The suspension of performance premium payments which applies to all executives and office staff in public service, as well as management staff in health and social services network and education networks has been maintained in 2012-2013. The wage increase negotiated with unionized employees will apply to all employees in public and parapublic sectors.

The Government is maintaining a total labour cost freeze for departments and budget-funded organizations in 2013-2014. Pay increases will thus be offset by a reduction in staff numbers and by productivity gains.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of consolidated non-budgetary transactions.

Table 12 Non-Budgetary Transactions(1) Year ending March 31 (dollar amounts in millions)
	2010	2011	2012	Priliminary Results 2013	(2)	Forecast 2014
Investments, loans and advances
Government enterprises
Shares and investments	(250)	2	(400)	–		(75)
Change in the equity value of investments(3)	(591)	(790)	(595)	(221)		(815)
Loans and advances	(197)	(149)	175	(46)		(109)
Total Government enterprises	(1,038)	(937)	(820)	(267)		(999)
Investment with the Caisse de dépôt et placement du Québec(4)	296	–	–	–		–
Other	(1,267)	(2,236)	(1,068)	(219)		(576)
Total investments, loans and advances	(2,009)	(3,173)	(1,888)	(486)		(1,575)
Fixed assets
Net investments	(6,602)	(6,896)	(6,732)	(7,388)		(8,033)
Depreciation	2,663	2,878	3,109	3,079		3,798
Total fixed assets	(3,939)	(4,018)	(3,623)	(4,309)		(4,235)
Retirement plans
Cost of vested benefits, amortizations and contributions(5)	2,122	2,623	2,554	2,362		2,392
Interest on the actuarial obligation(6)	4,627	4,817	4,931	4,988		5,106
Benefits, repayments and administrative expenses(7)	(4,294)	(4,095)	(4,791)	(4,704)		(4,882)
Consolidated entities	157	181	224	–		–
Total retirement plans	2,612	3,526	2,918	2,646		2,616

Other accounts	1,354	1,901	(1,160)	(1,438)	2,016
Total non-budgetary transactions	(1,982)	(1,764)	(3,753)	(3,587)	(1,178)
(1)	A negative entry indicates a financial requirement and a positive entry indicates a source of financing.
(2)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation which was released on March 28, 2013. These preliminary results are subject to change.

(3)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(4)	A negative entry represents a deposit and a positive entry represents a withdrawal from the stabilization reserve fund.
(5)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE (See below - “ Retirement Plans”). For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result of the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(6)

Net of the income from the retirement plans sinking fund of $2,175 million, $2,065 million, $2,087 million and $1,992 million for each of Fiscal 2010 through 2013, respectively. The income for Fiscal 2014 is expected to be $1,955 million.

(7)

The retirement plans’ liability, excluding the retirement plans sinking fund estimated at $48,3 billion, is estimated at $76,6 billion for Fiscal 2013, consisting of $56,4 billion in respect of RREGOP and RRPE and $20,2 billion in respect of the other public sector plans. The liabilitiy for other plans takes into account tne assets of these plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the CICA.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 548,650 employees and other plans cover 18,333 employees as of December 31, 2011.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year since they depend on the coordination of collection and disbursement transactions.

The following table shows Québec’s financial assets and liabilities.

Table 13 Québec’s Financial Assets and Liabilities Fiscal year ending March 31 (dollar amounts in millions)
	2011	2012
Financial Assets(1)	56,670	60,060
Liabilities(2)	216,003	227,171
Government Guaranteed Debt(3)	37,723	38,514
(1)

Financial assets include cash, short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2012, $5,005 million compared to $5,382 million as at March 31, 2011.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).

(3)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND AGENCIES

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entities are included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government while Hydro-Québec pays as dividends 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entities are included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 14 Major Enterprises and Agencies
Area of Activity
Enterprises included in the Government’s reporting entity
Hydro-Québec	Energy production, transmission and distribution
Loto-Québec	Gaming
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Investissement Québec	Economic development
Société Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)
Agencies whose reporting entity is included in the Government’s reporting entity
Financement-Québec	Financing public sector organizations
Société d’habitation du Québec (“SHQ”)	Development and management of public housing
Société immobilière du Québec (“SIQ”)(1)	Construction, development and management of public buildings
Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“Caisse”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management
(1)	SIQ is to be amalgamated as part of a new entity “Société québécoise des infrastructures” as provided by Bill 38, tabled on May 1, 2013.

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the most recent fiscal year for which this information is publicly available.

Table 15

Financial Information on Certain Government Enterprises(1)

(dollar amounts in millions)

	Share Capital	Loans and Advances	(2)	Accumulated Surplus (Deficit)	(3)	Total Government Investment	(4)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss)
Enterprises included in the Government’s reporting entity
Hydro-Québec (12-31-2012)	4,374	–		14,608		18,982		39,966	70,517	12,228	860 (5)
Loto-Québec (03-31-2012)	–	–		90		90		–	1,156	3,658	1,285
SAQ (03-31-2012)	30	–		15		45		–	700	2,837	1,000

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)	Including the extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the major systems in Canada for the generation, transmission and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2013, the Government received a dividend of $0.645 billion from Hydro-Québec, compared with $1.958 billion in Fiscal 2012.

The Government, on Hydro-Québec’s recommendation, decided to abandon refurbishment of the Gentilly-2 nuclear generating station due to an increase in project costs combined with a drop in energy prices on external markets. This decision, which had a negative impact of $1.876 billion on the operating result of Hydro-Québec, accounts for the difference between the dividend paid to the Government in 2011 and 2012.

As of December 31, 2012, Hydro-Québec operates 60 hydroelectric plants with a combined installed capacity of 35,125 MW and 26 thermal plants totaling 704 MW. In addition to the generating capacity of its own facilities,  Hydro-Québec also has access to substantially  all the output from Churchill Falls generating station (which has a total capacity of 5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited (CF(L)Co) that will remain in effect until 2041 (the “1969 Power Contract”). In 2012, Hydro-Québec purchased all the output from 15 wind farms with a total installed capacity of 1,349 MW and 3 small hydropower plants with a total installed capacity of 23 MW operated by independent power producers. An additional 1,149 MW is available under long-term contracts with other suppliers. Hydro-Québec maintains approximately 21,200 miles of transmission lines.

Table 16

Hydro-Québec’s Operations

Year ended December 31

(dollar amounts in millions)

	2008	2009	2010	2011	2012
Total revenue from electricity sales	12,364	12,055	12,019	12,119	11,876
Revenue from electricity sales outside Québec	1,919	1,506	1,513	1,399	1,434
Capital investments affecting cash	3,954	4,307	4,220	3,814	3,932
Net result	3,015	2,871	2,515	2,611	860
Debt guaranteed by Government (at end of period)	34,881	36,518	36,932	39,049	39,966
Total electricity sales (terawatthours)	191.7	188.7	192.8	196.7	203.7
Interest coverage(1)	2.04	2.10	1.92	2.00	2.03
Capitalization ratio(2)	33.4%	32.6%	32.1%	31.4%	30.6%

(1)  Sum of operating result and net investment income divided by gross interest expense.

(2)  Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to fix or modify Hydro-Québec’s rates and conditions for the transmission and distribution of electric power in Quebec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the reliability standards  submitted by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs and rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow gradual increases in the cost of the Heritage Pool Electricity starting in 2014. Bill 25 was introduced before the Québec National Assembly in February 2013. Bill 25, which has not yet been passed and assented, would amend the Energy Board Act by replacing the gradual increases with indexation of the average cost of the Heritage Pool Electricity.

Hydro-Québec’s 2009-2013 Strategic Plan sets forth three main priorities: (i) energy efficiency; (ii) renewable energies and (iii) technological innovation. More specifically, Hydro-Québec plans to: (a) promote the conservation of energy by investing in energy efficiency programs; (b) begin a new phase of large scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500MW) and to implement an additional planned expansion in northern Québec (3,500MW); (c) continue integrating wind farm capacity resulting from Hydro-Québec’s tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017; (d) rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance Hydro-Québec’s performance and (e) develop energy-efficiency technologies.

Hydro-Québec is a co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec – Native Peoples” above).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms of the 1969 Power Contract. Alternatively, CF(L)Co is seeking the cancellation of this contract with effect six months from the date of judgment. Hydro-Québec intends to contest this claim.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, a video lottery network and bingo products. It offers lottery products in more than 8,670 points of sale. Loto-Québec currently operates four government-owned casinos located in Montréal, Charlevoix, Lac-Leamy and Mont-Tremblant. It also operates a network of video lottery terminals, limited in number to 12,000 by the Government.

On July 7, 2010, the government authorized Loto-Québec to operate an online gaming site, which it has done since December 1, 2010. Loto-Québec offers a full range of online gaming products including poker games in collaboration with the British Columbia Lottery Corporation and Manitoba Lotteries Corporation. During fiscal year 2014, Loto-Québec plans to offer bingo games in common with the British Columbia Lottery Corporation, the Manitoba Lotteries Corporation and the Atlantic Lottery Corporation. According to the agreement among these four corporations, other Canadian lottery corporations could join them to offer these games.

Loto-Québec pays all of its net earnings to the Government as dividends, after deducting its contributions to the Fonds d’aide à l’action communautaire autonome and various government defined-purpose funds. The March 2013 Update on Québec’s Economic and Financial Situation forecasts dividends of $1,222 million for Fiscal 2013 and $1,271 million for Fiscal 2014, compared with $1,196 million received in Fiscal 2012.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend.  As part of the March 2013 Update on Québec’s Economic and Financial Situation, the SAQ is budgeted to pay dividends of $1,021 million in Fiscal 2013 and $1,067 million in Fiscal 2014 compared with $1,000 million in Fiscal 2012.

Investissement Québec. Investissement Québec is a public corporation whose mission is to contribute to Québec’s economic development in accordance with Government of Québec economic policy by stimulating investment and fostering employment in every region.

To that end, the Corporation supports the creation and development of businesses of all sizes through customized financial solutions and investments complementary to partner offers. Pursuant to its government mandate, the Corporation also carries out foreign investment prospecting and strategic financing operations.

The Government established a new subsidiary of Investissement Québec, Ressources Québec, which will be responsible for administering a $250 million fund dedicated to the acquisitions of equity interests in strategic projects related to the mining and hydrocarbons sectors, particularly in the northern territory.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As of March 31, 2012, the total assets of the four Innovatech corporations were $76 million.

The Government privatized Innovatech du Grand Montréal and its investment portfolio has been sold to a subsidiary of Coller Capital. Innovatech Régions ressources, Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec have been converted into mixed public-private capital corporations.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2012, the net assets of the Caisse (at market value) totaled $176,2 billion. The main depositors and their respective assets on deposit (at market value) were as follows: Government and Public Employees Retirement Plan (RREGOP), $45,1 billion; Retirement Plan Sinking Fund, $40,7 billion;  RRQ, $39,1 billion;  Commission de la construction du Québec, $14,5 billion; Commission de la santé et sécurité du travail, $10,9 billion; SAAQ, $8,1 billion; Régime de retraite du personnel d’encadrement (RRPE), $7,8 billion and Generations Fund, $5,2 billion.

The Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the eight main depositors varied from 8.2% to 10.5%, depending on their specific asset allocations. The overall return for the year ended December 31, 2012 was 9.6%. The overall average return of the Caisse over the past 4 years was 9.2%.

As stated by law, the mission of the Caisse is to receive moneys on deposit as provided by law and manage them with a view to achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, hedge funds,  private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2012, the Caisse’s investments were distributed as follows: 27.8% in bonds, 43.7% in equity and convertible securities, 12.0% in deposits and short-term investments and 16.5% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $42,3 billion (at market value). As at December 31, 2012, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper that had a fair market value totaling $9.9 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers public sector retirement plans including RREGOP and RRPE. Assets in these plans are deposited with the Caisse  (see “Caisse” on the previous page).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec (“Québec Pension Plan”, the “Plan”  or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2012, RRQ entrusted $39.1 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the Second actuarial update published on November 2011 to the Actuarial Report of the Québec Pension Plan as at 31 December, 2009, the steady-state contribution rate, i.e., the rate needed to secure the Plan’s long-term financial stability, would be 10.81%.

To maintain the Québec Pension Plan’s reserve in the long run, the 2011-2012 Budget stipulates that the Plan contribution rate will be raised gradually from 9.9% to 10.8% over six years in increments of 0.15 percentage point per year starting January 1, 2012 and continuing until January 1, 2017.

Also, to encourage later retirement, the monthly increase in the QPP pension applied for after age 65 will rise from 0.5% to 0.7% as of January 1, 2013 and the monthly reduction in a pension applied for prior to age 65 will be raised, in proportion to the amount of the QPP pension, from 0.5% to 0.6% in the case of a maximum pension. The adjustment will be phased in over three years beginning January 1, 2014.

Accordingly, as of 2017, the Plan’s contribution rate is forecast to be equivalent to its steady-state contribution rate, which will stabilize its financial situation.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2012 and March 31, 2013, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $211.6 billion and $222.5 billion, respectively, of which 5.6% and 5.8% was held by the Caisse.

Table 17

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31

(dollar amounts in millions)(1)

	Unadjusted 2009	(2)	2010	2011	2012	Preliminary Results 2013	(3)
Government Funded Debt
Borrowings – Government	124,549		126,731	139,158	150,380	158,890
Borrowings – to finance Government Enterprises	221		217	855	1,009	1,182
Government Guaranteed Debt(4)	36,668		36,385	37,723	38,514	39,631
Municipal Sector Debt	18,639		19,538	20,307	20,719	21,820
Other Institutions(5)	931		1,055	1,009	929	929
Public Sector Funded Debt(6)	181,008		183,926	199,052	211,551	222,452
Per capita ($)	23,353		23,502	25,181	26,517	27,617
As percentage of(7)
GDP	57.6%		58.2%	60.2%	61.2%	62.2%
Personal income	71.2%		71.5%	75.2%	76.6%	78.0%

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The figures for Fiscal 2009 have not been restated for the line-by-line consolidation of the results of the health and social services and education network with those of the Government.
(3)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, as revised. These preliminary results are subject to change.

(4)	Represents debt of Hydro-Québec.
(5)

The figures for Fiscal 2009 have not been restated on a line-by-line consolidated basis. Figures for Fiscal 2010 to Fiscal 2013 represent debt of the universities other than the Université du Québec and its constituents.

(6)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(7)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2012, unfunded debt of the Government was $15.9 billion consisting of Treasury Bills for $3.3 billion plus $12.6 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2013, unfunded debt of the Government was estimated, on a preliminary basis, at $17.6 billion consisting of Treasury Bills for $3.3 billion plus $14.3 billion representing the excess of short-term liabilities over short-term assets.

Table 18

Government Funded Debt
As of March 31

(dollar amounts in millions) (1)

	Unadjusted 2009	(2)	2010	2011	2012	Preliminary Results 2013	(3)	Average Interest Rate 2013 (%)	Average Term to Maturity 2013 (years)
Borrowings – Government
Payable in Canadian Dollars
Debentures and Other Loans	112,030		119,528	136,145	147,682	159,948		4.5	13.3
Savings Products	5,895		6,473	6,744	7,389	8,149		3.5	–
Payable in Foreign Currencies
United States Dollars	2,413		837	1,028	944	1,500		5.3	7.9
Japanese Yen	2,350		2,183	379	392	(1)	(4)	3.4	3.8
Swiss Francs	3,197		2,162	644	218	(2)	(4)	2.8	4.5
Euros	3,639		1,142	126	163	(14)	(4)	4.1	4.3
Pounds Sterling	(1)		-	(1)	(1)
Others currencies					1
Funded Debt	129,523		132,325	145,065	156,788	169,580
Less: Sinking Funds(5)	4,974		5,594	5,907	6,408	10,690
Net borrowings – Government(6)	124,549		126,731	139,158	150,380	158,890		4.3	11.5
Borrowings – to finance Government Enterprises
Payable in Canadian Dollars
Debentures and Other Loans	221		217	855	1,009	1,182		3.1	6.2
Borrowings – to finance Government Enterprises	221		217	855	1,009	1,182		3.1	6.2

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The figures for Fiscal 2009 have not been restated for the line-by-line consolidation of the results of the health and social services and education network with those of the Government.
(3)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, as revised. These preliminary results are subject to change.

(4)	The amounts represent the unamortized discount on borrowings. The nominal value of these borrowings are completely hedged by currency swap agreements and foreign exchange forward contracts.
(5)	Consists of funds withdrawn annually from the General Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(6)

Subsequent to March 31, 2013, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $4.8 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion. The Government has also a line of credit for operations of $1.2 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2013, net of a sinking fund balance of $10,690 million ($6,408 million as of March 31, 2012) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in the March 2013 Update on Québec’s Economic and Financial Situation, as revised. These preliminary results are subject to change.

Table 19

Maturities of Government Funded Debt for Borrowings – Government

(dollar amounts in millions) (1)

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Australian Dollars	Swiss Francs	Euros	Total 2012-2013	Total 2011-2012

Year 1	10,814	20	-	-	-	-	10,834	9,315

Year 2	13,635	20	-	-	-	(3)	13,652	10,477

Year 3	10,159	17	-	-	-	-	10,176	12,988

Year 4	13,718	18	(1)	-	-	(6)	13,729	9,921

Year 5	10,345	139	-	-	(3)	-	10,481	13,563

1 – 5 years	58,671	214	(1)	-	(3)	(9)	58,872	56,264

6 – 10 years	49,209	666	-	-	1	(5)	49,871	45,724

11 – 15 years	8,768	(913)	-	-	-	-	7,855	10,837

16 – 20 years	7,222	217	-	-	-	-	7,439	3,465

21 – 25 years	7,819	-	-	-	-	-	7,819	11,977

26 – 67 years	27,034	-	-	-	-	-	27,034	22,113

	158,723	184	(1)	-	(2)	(14)	158,890	150,380

(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2013, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $749 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the General Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2012, the amount set aside for sinking fund purposes was $119 million and, at that date, the aggregate value of sinking funds was $6,408 million, of which $5,312 million was invested in debentures issued or guaranteed by the Government. As indicated in the 2012-2013 Budget, the Government has started implementing a new policy in 2012-2013 aimed at raising the level of prudential liquidity, to supplement its existing sinking funds.  For that purpose, Québec created a general sinking fund in June 2012.  The assets held in this general sinking fund will be used for the repayment at maturity of any debt of designated series issued by Québec and for liquidity purposes.  However, Québec will be under no obligation to repay out of this general sinking fund any particular series of notes nor will any notes of designated series be redeemable for sinking fund purposes.

The goal of Québec is to increase the Government’s liquid assets by $6 billion over two years (2012-2013 and 2013-2014).  These liquid assets, invested in central government securities, will be available for use in the event of major turbulence in financial markets.

For the year ended March 31, 2013, the amount set aside for sinking fund purposes was $114 million and, at that date, the aggregate value of sinking funds was $10,690 million (including the amount of $3,869 million for the purpose of prudential liquidity), of which $5,364 million was invested in debentures issued or guaranteed by the Government.

Table 20

Maturities of Government Funded Debt for Borrowings –

to finance Government Enterprises

(dollar amounts in millions)(1)

Fiscal Year Payable	Total 2012-2013	Total 2011-2012

Year 1	1	–

Year 2	100	2

Year 3	428	100

Year 4	57	520

Year 5	40	58

1 – 5 years	626	680

6 – 10 years	479	329

11 – 15 years	–	–

16 – 20 years	52	–

21 – 25 years	–	–

26 – 30 years	25	–

	1,182	1,009

(1)	As of March 31, 2013, all Government Funded Debt for Borrowings to finance Government Enterprise debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21

Guaranteed Funded Debt (net of sinking fund balances)

As of March 31

(dollar amounts in millions)(1)

	2009	2010	2011	2012	Preliminary results 2013	(2)	Average Interest Rate 2013 (%)	Average Term to Maturity 2013 (years)

Hydro-Québec	36,668	36,385	37,723	38,514	39,631		5.5	18.7

	36,668	36,385	37,723	38,514	39,631

(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, as revised. These preliminary results are subject to change.

As of March 31, 2013 unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,793 million, including $3,465 million borrowed from financial institutions under a student loan program and $328 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges) and health and social services establishments.

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 22

Funded Debt of the Municipal Sector and Other Institutions

As of March 31

(dollar amounts in millions)(1)

	Unadjusted 2009	(2)	2010	2011	2012	Preliminary Results 2013	(3)

Municipal Sector	18,639		19,538	20,307	20,719	21,820

Educational Institutions(4)	877		1,055	1,009	929	929

Health and Social Services Establishments	54

	19,570		20,593	21,316	21,648	22,749

(1)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

(2)	The figures for Fiscal 2009 have not been restated for the line-by-line consolidation of the results of the health and social services and education network with those of the Government.
(3)

The Preliminary Results 2013 are based on financial information presented as at March 31, 2013 in the Update on Québec’s Economic and Financial Situation, as revised. These preliminary results are subject to change.

(4)	Figures for Fiscal 2010 to Fiscal 2013 represent debt of universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 83% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales, des Régions et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2011 (the most recent year for which information is available), local sector expenditure including school corporations totalled $29.6 billion, representing 28.8% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $1,875.1 million in 2010 to $2,256 million in 2011. Net long-term debt of the municipal sector supported by local taxpayers decreased from $18.4 billion as of December 31, 2010 to $18.2 billion as of December 31, 2011. This debt, as a percentage of real estate valuation, has decreased from 2.7% in 2010 to 2.5% in 2011.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions as well as by the municipal sector. The amounts for Fiscal 2013 are not yet publicly available.

Table 23

Government’s Commitments(1)

As of March

(dollar amounts in millions)(2)

	2009	2010	2011	2012

Educational Institutions	2,206	2,297	2,438	2,527

Municipal Sector	2,846	3,084	3,509	4,377

Others Beneficiaries	1,455	1,566	1,747	1,527

	6,507	6,947	7,694	8,431

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see Table 17 “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2013 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances et de l’Économie du Québec, Direction principale du financement des organismes publics et de la documentation financière, 12, rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances et de l’Économie du Québec Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2013. Previous characteristics are not indicated.

Table 24

Borrowings-Government outstanding as of March 31, 2013

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

A) Payable in Canadian Dollars
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,153,872,881	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	845,837,491	846,003,277	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,929,620	CA748148KJ14	SFP (1):1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,518,345,245	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,920,502	CA748148KN26	SFP (1):1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,529,115,132	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	752,316,636	829,332,750	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,252,482,662	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,588,518	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,336,759,667	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,168,992,446	1,209,280,944	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,686,214,393	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,205,011,409	1,432,116,730	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	46,241,204	46,240,679	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,150,478,610	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,208,073,449	CA748148RL9

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

Medium-Term Notes
2013-12-10	2006-12-21	03-10 & 06-10 & 09-10 & 12-10	Floating	1,282,000,000	1,282,044,745	CA74814ZDQ33	CAD-BA (3 months) - 0.01%
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	249,563,034	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	249,999,998	249,999,998	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,998,330	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,945,692	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,671,240	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,755,826	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,983,080,918	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,765,323	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	4,500,000,000	4,516,257,704	CA74814ZDR16
2018-12-01	2008-01-22	06-01 & 12-01	4.50	4,000,000,000	3,983,674,863	CA74814ZDU45
2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,051,179,964	CA74814ZEE93
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	99,094,598	CA74814ZDC47
2020-12-01	2010-04-09	06-01 & 12-01	4.50	5,900,000,000	6,133,218,722	CA74814ZEG42
2021-12-01	2011-02-08	06-01 & 12-01	4.25	7,500,000,000	7,879,368,588	CA74814ZEH25	SFP (3): $1,500 million
2022-12-01	2011-12-02	06-01 & 12-01	3.50	6,000,000,000	6,193,777,378	CA74814ZEL37	SFP (3): $100 million
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	196,312,131	CA74814ZAX11
2023-09-01	2012-12-05	03-01 & 09-01	3.00	3,000,000,000	2,988,424,747	CA74814ZEP41	SFP (3): $1,760 million
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	669,857,730	CA74814ZDE03
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	104,534,459	CA74814ZBH51	SFP (1): 1997-04-01

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2026-04-01	1999-01-12	04-01 & 10-01	8.50	90, 000,000	105,626,222	CA74814ZCA99
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,772,679	CA74814ZCX9
2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	2003-09-16	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZCY75
2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	482,626,898	482,626,898	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-01-31	04-01	-	150,000,000	84,255,027	CA74814ZAH60	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	68,759,014	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	46,025,718	CA74814ZAT09	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	297,080,220	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	182,986,892	CA74814ZCB72	Zero-coupon Note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	769,873,367	840,829,732	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,057,601,433	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	182,309,781	CA74814ZCC5	Zero-coupon note
2040-04-01	2000-05-25	04-01 & 10-01	6.43	463,000,000	477,946,996	CA74814ZCJ0	Others (3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	8,000,000,000	8,439,797,713	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,309,520	CA74814ZCW1
2043-12-01	2011-08-17	06-01 & 12-01	4.25	7,000,000,000	7,656,473,818	CA74814ZEK53	SFP (3): $500 million
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,529,369	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	448,950,734	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,206,493	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,488,945,704	CA74814ZDJ99	Others (4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,841,819	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,492,298	CA74814ZEA71

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,706	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,140,319	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	208,414,353	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	369,469,826	CA74814ZED11	Others (5)
2065-06-01	2012-05-22	06-01 & 12-01	Various	335,000,000	355,885,570	CA74814ZEM10	Others (6)
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,212,142,526	CA74814ZDM29
2075-06-01	2012-11-13	06-01 & 12-01	Various	100,000,000	112,643,141	CA74814ZEN92	Others (7)
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	490,019,255	CA74814ZDT71	Others (8)

Savings Products
Savings Bonds
2013-2019		06-01	1.30 – 1.63	406,783,540	406,783,540		Put (1)
Other Savings Products
2013-2023		Various	Various	7,741,927,744	7,741,927,744

Receiver General of Canada
2019-2038	1999-2012	02-01 & 08-01	3.55 - 6.93	95,747,049	95,747,049		Put (2)

Assumed Debt
2013-2017	1963-1967		5.125 - 5.75	4,699,550	4,699,550		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2013-2018	2008-2013	-	1.77 - 4.16	4,298,000,000	4,029,127,584

Société immobilière du Québec
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References

Société d’habitation du Québec							Others (9)
2013-05-13	1993-05-13	05-13 & 11-13	8.950	199,241,761	131,329,761
2013-11-01	2008-11-01	1st of each month	3.010	111,950,281	63,402,546
2013-12-01	2011-12-01	1st of each month	1.640	1,077,835	408,302
2014-01-01	2012-01-01	1st of each month	1.490	4,058,382	1,705,476
2014-02-01	2009-01-19	1st of each month	1.820	25,517,431	18,241,017
2014-04-01	1999-04-01	04-01	5.944	1,535,744	290,385
2014-05-04	2009-05-04	1st of each month	1.990	54,886,026	37,318,835
2014-12-01	2011-12-01	1st of each month	1.640	9,852,218	5,805,419
2015-01-01	2012-01-01	1st of each month	1.490	1,624,093	1,000,995
2015-03-01	2010-03-01	1st of each month	2.510	54,817,941	36,153,791
2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	184,223,047
2015-12-01	2011-12-01	1st of each month	1.640	12,104,369	8,405,910
2016-06-01	2011-05-01	1st of each month	2.750	59,996,659	46,388,071
2016-06-01	2011-05-01	1st of each month	2.590	300,850	166,808
2016-06-01	2011-05-01	1st of each month	4.280	497,205	392,488
2016-12-01	2011-12-01	1st of each month	1.640	40,784,646	38,046,981
2017-01-01	2012-01-01	1st of each month	1.490	114,802,955	104,889,006
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	45,948,478
2017-04-01	2012-03-01	1st of each month	1.670	38,660,983	36,249,244
2019-07-01	1999-07-01	07-01	6.875	391,579	199,142
2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	49,764,234
2020-07-01	1999-07-01	07-01	Various	6,492,063	3,579,218
2020-07-01	2010-07-01	07-01	6.875	8,762,671	7,449,454
2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	79,146,940
2021-07-01	1999-07-01	07-01	Various	30,860,513	18,586,462
2021-07-01	2005-07-01	07-01	6.875	18,937,434	13,058,787
2021-07-01	2006-07-01	07-01	7.875	4,869,822	3,556,177

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Nominal Value	ISIN Code	References

2022-07-01	1999-07-01	01-01 & 07-01	7.875	715,719	447,905
2022-07-01	1999-07-01	07-01	Various	36,627,982	26,002,643
2022-07-01	2007-07-01	07-01	6.875	5,637,667	4,346,992
2023-07-01	1973-07-01	07-01	7.625	466,925	268,287
2023-07-01	1998-07-01	07-01	7.750	367,558	244,904
2023-07-01	1999-07-01	07-01	Various	34,907,533	23,722,535
2023-07-01	2009-07-01	07-01	7.250	2,474,465	2,129,839
2023-07-01	2010-07-01	07-01	7.875	3,400,171	3,071,750
2023-12-01	1984-12-01	1st of each month	7.875	698,907	414,639
2024-07-01	1974-07-01	07-01	8.000	1,382,326	860,080
2024-07-01	1975-07-01	07-01	7.875	638,433	394,713
2024-07-01	1999-07-01	07-01	Various	65,325,388	45,718,088
2024-07-01	2002-07-01	07-01	7.875	4,787,256	3,539,611
2024-07-01	2008-07-01	07-01	7.750	805,552	685,017
2024-07-01	2010-07-01	07-01	7.500	6,333,886	5,776,639
2025-07-01	1975-07-01	07-01	7.875	6,034,832	3,905,975
2025-07-01	1976-07-01	07-01	7.875	153,278	99,378
2025-07-01	1999-07-01	01-01 & 07-01	7.875	1,185,435	847,827
2025-07-01	1999-07-01	07-01	Various	44,857,660	32,752,074
2026-04-01	1999-04-01	04-01	5.944	53,464,692	37,664,266
2026-07-01	1999-07-01	07-01	Various	35,431,394	26,777,867
2027-04-01	1999-04-01	04-01	5.944	11,531,559	8,364,174
2027-07-01	1999-07-01	07-01	8.000	1,349,826	1,050,469
2028-04-01	1999-04-01	04-01	5.944	77,583,667	57,757,470
2028-07-01	1999-07-01	07-01	Various	7,283,852	5,769,047
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,360,342
2029-04-01	1999-04-01	04-01	5.944	100,148,082	76,315,195
2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	1,845,760

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	ISIN Code	References

2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	1,845,760
2029-07-01	1999-07-01	07-01	Various	12,255,097	9,997,388
2030-01-01	2000-01-01	01-01	Various	9,836,195	7,965,616
2030-04-01	1999-04-01	04-01	5.944	76,170,974	59,275,743
2030-07-01	1981-07-01	01-01 & 07-01	11.000	1,671,870	1,422,692
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,755,690
2031-04-01	1999-04-01	04-01	5.944	14,075,637	11,163,382
2032-04-01	1999-04-01	04-01	5.944	318,317	256,838
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,226,832

Other Consolidated Organizations
Various	Various	Various		1,148,850,176	1,148,850,176

Financement-Québec
2013-09-16	2007-02-16	03-16, 06-16, 09-16 & 12-16	Floating	1,556,000,000	1,556,364,149	31739ZAH88
2013-09-23	2008-10-06	03-23 & 09-23	4.09	600,000,000	600,000,582	31739ZAL90
2014-03-01	2006-01-23	03-01 & 09-01	4.25	1,500,000,000	1,498,373,225	31739ZAC91
2014-06-01	2009-02-17	06-01 & 12-01	3.25	1,500,000,000	1,501,963,635	31739ZAM73
2014-06-09	2007-02-09	03-09, 06-09, 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547
2014-12-01	2007-12-03	03-01,06-01, 09-01 & 12-01	Floating	1,542,000,000	1,527,782,492	31739ZAJ45
2015-03-10	2005-03-10	06-10, 09-10, 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636
2015-10-14	2005-10-14	01-14, 04-14, 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	308,871,033	317385AD4
2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,300,000,000	1,311,412,930	31739ZAK18
2016-06-02	2010-03-02	03-02, 06-02, 09-02 & 12-02	Floating	1,534,000,000	1,529,427,486	31739ZAP05
2016-12-01	2010-02-23	06-01 & 12-01	3.50	1,500,000,000	1,502,034,328	31739ZAN56

Maturity	Issue	Interest Payment		Canadian Dollars		CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	ISIN Code	References

2017-04-25	2011-07-25	01-25, 04-25, 07-25 & 10-25	Floating	1,420,000,000	1,413,194,212	31739ZAR60
2017-12-01	2011-01-21	06-01 & 12-01	3.50	1,600,000,000	1,621,517,151	31739ZAQ87
2018-06-01	2012-12-12	03-01, 06-01, 09-01 & 12-01	Floating	1,542,000,000	1,545,564,505	31739ZAU99
2018-12-01	2012-01-24	06-01 & 12-01	2.40	1,500,000,000	1,492,278,290	31739ZAS44
2019-12-01	2012-07-13	06-01, 12-01,	2.45	1,500,000,000	1,498,799,610	31739ZAT27
2020-07-01	2010-07-01	07-01	3.46	109,794,855	109,794,855		Others (10)
2020-10-01	2010-10-01	10-01	2.87	1,016,970	1,016,970		Others (10)
2020-11-01	2010-11-01	11-01	2.77	6,382,277	6,382,277		Others (10)
2021-03-01	2011-03-01	03-01	3.54	7,002,011	7,002,011		Others (10)
2021-03-29	2011-03-29	03-29	3.23	101,037,988	101,037,988		Others (10)
2025-07-01	2010-07-01	07-01	3.83	3,108,456	3,108,456		Others (10)
2025-08-01	2010-08-01	08-01	3.59	877,533	877,533		Others (10)
2025-10-01	2010-10-01	10-01	3.35	950,443	950,443		Others (10)
2025-11-01	2010-11-01	11-01	3.28	195,043,147	195,043,147		Others (10)
2025-12-01	2010-12-01	12-01	3.59	32,226,780	32,226,780		Others (10)
2026-03-01	2011-03-01	03-01	3.92	99,179,779	99,179,779		Others (10)
2026-03-29	2011-03-29	03-29	3.65	5,357,459	5,357,459		Others (10)
2030-07-01	2010-07-01	07-01	4.04	260,568,148	260,568,148		Others (10)
2030-11-01	2010-11-01	11-01	3.50	19,823,467	19,823,467		Others (10)
2031-02-01	2011-02-01	02-01	3.95	39,908,141	39,908,141		Others (10)
2031-03-01	2011-03-01	03-01	4.12	20,011,473	20,011,473		Others (10)
2031-03-29	2011-03-29	03-29	3.89	180,062,286	180,062,286		Others (10)
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,557,107,721	31739ZAG06

				135,896,302,908	137,440,593,671
Adjustments relating to swap agreements				31,838,436,195	31,838,436,195

Total-Payable in Canadian Dollars				167,734,739,103	169,279,029,866

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

B) Payable in foreign currency
Payable in United States Dollars
2014-05-05	2004-05-05	05-05 & 11-05	4.875	1,000,000,000	999,072,774	1,014,658,310	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60	1,000,000,000	999,802,925	1,015,399,850	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00	1,250,000,000	1,247,211,458	1,266,667,956	US748148RR64
2016-04-01	1986-04-01	04-01	9.00	250,000,000	249,858,502	253,756,295	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125	1,500,000,000	1,497,758,898	1,521,123,937	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	996,877,015	1,012,428,297	US748148RT21
2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,495,655,190	1,518,987,411	US748148RU93
2021-08-25	2011-08-25	02-25 & 08-25	2.75	1,400,000,000	1,395,399,519	1,417,167,751	US748149AF82
2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	998,903,734	1,014,486,632	US748148PB31	SFP (1):1994-07-15
2023-02-13	2013-02-13	02-13 & 08-13	2.625	1,250,000,000	1,244,942,224	1,264,363,323	US748149AG65
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	998,086,360	1,013,656,507	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	299,578,056	304,251,474	US748148KA05	SFP (2):1987-12-01 then SFP (1): 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,496,221,736	1,519,562,795	US748148QR73

Medium-Term Notes
2016-08-31	2006-08-31	08-31 & last day of February	5.30	100,000,000	99,908,680	101,467,255	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	253,900,000	XS0089070485
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	5,078,000	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	5,078,000	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,858,011	152,195,796	US74815HBZ47	Put (3): January 30, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	101,326,412	US74815HCB69	Put (3): 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	152,340,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	101,407,660	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	50,780,000	US74815HCD26

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	101,560,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	50,780,000	US74815HCG56	Put (3): 2016-04-15 & 2021-04-15
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	50,780,000	US74815HCF73
2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	101,524,454	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40	75,000,000	74,823,750	75,991,001	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	162,496,000	US74815HCH30	Put (3): 2016-07-22

				15,394,460,000	15,363,543,832	15,603,215,116
Adjustments relating to swap agreements				(13,886,040,860)	(13,885,816,562)	(14,102,435,301)

Total-Payable in United States Dollars				U.S.$ 1,508,419,140	U.S.$ 1,477,727,270	1,500,779,815

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

Payable in Japanese Yen
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,996,247,370	539,959,684	XS0129013305
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	54,000,021	-

Medium-Term Notes
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,997,695,223	323,975,236	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	64,800,026	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	999,414,446	10,793,680	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	86,400,034	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,013,090,636	54,141,400	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	54,000,021	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,524,082	5,394,862	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,995,800,811	53,954,670	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,595,946,091	103,636,259	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,939,510,027	215,346,793	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	10,800,004	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	10,800,004	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	10,800,004	XS0071476864
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	32,400,013	XS0071934755
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	54,000,021	XS0071823925
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	54,000,021	XS0072031106
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	21,600,009	XS0071771512	Interest payable $A1,072,210 per year
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,997,130,633	53,969,032	XS0072105157
2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,998,300,436	32,381,657	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,975,520,151	53,735,639	XS0073055328

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	43,200,017	XS0074014779
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,991,944,512	53,913,022	XS0078225884
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,996,854,998	32,366,047	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	997,323,481	10,771,098	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	14,040,006	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	64,800,026	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,698,829,107	18,347,362	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	54,000,021	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	54,000,021	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,698,650,423	18,345,432	US74815HCL42
2028-03-21	2013-03-21	03-21 & 09-21	1.305	5,000,000,000	5,000,000,000	54,000,021	XS0907860919
2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	140,400,055	XS0420287897
2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	32,400,013	XS0425476891

				230,800,000,000	230,691,782,427	2,491,472,231
Adjustments relating to swap agreements				(230,800,000,000)	(230,800,000,000)	(2,492,640,982)

Total-Payable in Japanese Yen				¥ -	¥ (108,217,573)	(1,168,751)

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

Payable in Swiss Francs
Medium-Term Notes
2014-11-21	2008-11-21	11-21	3.50	250,000,000	249,950,387	268,141,558	CH0047234684
2015-10-05	2005-10-05	10-05	2.25	500,000,000	499,750,396	536,121,794	CH0022651902
2015-12-11	2009-02-11	12-11	3.125	350,000,000	349,925,463	375,392,733	CH0049484600
2017-06-21	2006-12-21	06-21	2.625	500,000,000	497,733,854	533,958,489	CH0027984514
2018-01-19	2008-05-19	01-19	3.375	250,000,000	249,181,026	267,316,204	CH0039621724
2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,310,196	214,888,598	CH0049484618
2021-12-17	2009-12-17	12-17	2.875	200,000,000	200,911,633	215,533,806	CH0107559392
2023-02-22	2013-02-22	02-22	1.125	250,000,000	249,940,641	268,131,102	CH205832618

				2,500,000,000	2,497,703,596	2,679,484,284
Adjustments relating to swap agreements				(2,500,000,000)	(2,500,000,000)	(2,681,947,819)

Total-Payable in Swiss Francs				SF-	SF (2,296,404)	(2,463,535)

Payable in Australian Dollars
Medium-Term Notes
2015-07-15	2005-07-15	01-15 & 07-15	5.75	450,000,000	449,144,209	475,582,885	AU0000QBCHE8
2021-07-12	2011-07-12	01-12 & 07-12	6.50	225,000,000	224,864,023	238,100,545	AU0000QBCHF5

				675,000,000	674,008,232	713,683,430
Adjustments relating to swap agreements				(675,000,000)	(673,572,580)	(713,222,133)

Total-Payable in Australian Dollars				$A-	$A 435,652	461,297

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

Payable in Pounds Sterling
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,786,114	76,754,295	-
Adjustments relating to swap agreements				(50,000,000)	(50,000,000)	(77,084,040)

Total-Payable in Pounds Sterling				£-	£ (213,886)	(329,745)

Payable in Mexican Pesos
Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27	1,500,000,000	1,500,000,000	123,405,186	XS0242849486
Adjustments relating to swap agreements				(1,500,000,000)	(1,500,000,000)	(123,405,186)

Total-Payable in Mexican Pesos				MXN -	MXN -	-

Payable in New Zealand Dollars
2015-11-09	2005-11-09	05-09 & 11-09	6.75	300,000,000	299,663,190	255,035,191	C4108FAC0
Adjustments relating to swap agreements				(300,000,000)	(299,647,975)	(255,022,241)

Total-Payable in New Zealand Dollars				NZ$-	NZ$ 15,215	12,950

Payable in Hong Kong Dollars
2014-01-13	2009-01-13	01-13	3.35	240,000,000	240,000,000	31,399,789	XS0407737203
2014-02-11	2009-02-11	02-11	3.00	472,000,000	472,000,000	61,752,918	XS0412851411

				712,000,000	712,000,000	93,152,707
Adjustments relating to swap agreements				(712,000,000)	(712,000,000)	(93,152,707)

Total-Payable in Hong Kong Dollars				HK$-	HK-$	-

Maturity	Issue	Interest Payment		Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value		ISIN Code	References

Payable in Euros

2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	97,817,514	-
2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	45,648,173	-
2031-12-15	2011-12-15	12-15	3.50	27,000,000	27,000,000	35,214,305	-

Medium-Term Notes
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,497,994,409	1,953,734,521	XS0212274046
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,495,192,060	1,950,079,604	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	51,033,419	66,559,495	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	130,423,352	XS0248732264
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,504,930	1,629,646,213	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,968,156	28,651,605	XS0092871242	Others (11)
2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,496,488,394	1,951,770,326	XS0425413209

				6,060,129,188	6,049,181,368	7,889,545,108
Adjustments relating to swap agreements				(6,060,129,188)	(6,060,129,188)	(7,903,823,623)

Total-Payable in Euros				€-	€(10,947,820)	(14,278,515)

Total-Payable in foreign currencies						1,483,013,516

Total - Funded Debt of Borrowings-Government						$ 170,762,043,382

(1) If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

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Sinking Fund Provisions (“SFP”):

(1)          As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)          As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)          Amount deposited by the Government in the general sinking fund for the purpose of prudential liquidity.

Puttable (“Put”):

(1)          Payable at par at the option of the holder at any time prior to maturity.

(2)          Held and callable in whole or in part, at par at the option of the Minister of Finance and Economy of Québec on six days notice subject to the requirements of the Canada Pension Plan.

(3)          Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)          Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)        $6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(2)          $2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(3)          Coupon rate represents the effective yield on the borrowing.

(4)          Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)          Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)          Interest of 10% payable first day of June and December from June 1, 2012 to December 1, 2018 and 5 % from June 1, 2041 to June 1, 2065.

(7)          Interest of 8% payable first day of June and December from December  1, 2012 to December 1, 2021 and 5 % from June 1, 2043 to June 1, 2075.

(8)          Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(9)          Payable in installments including principal and interest.

(10)       Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(11)       The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

70